Exhibit 10.3

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

dated as of February 15, 2011

among

KEYSTONE AUTOMOTIVE HOLDINGS, INC.,

as Holdings,

KEYSTONE AUTOMOTIVE OPERATIONS, INC.,

as the Borrower,

The Lenders Party Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent, Issuing Bank and Swingline Lender

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

SCHEDULES

Schedule I	Existing Letters of Credit
Schedule 2.01	Commitments and Pro Rata Shares
Schedule 4.02(a)	Permitted Waiver Amount
Schedule 4.02(b)	Jurisdictions of Organization and Foreign Qualifications
Schedule 5.05(b)	Supplement to Interim Financial Statements
Schedule 5.05(e)	Off-Balance Sheet Liabilities
Schedule 5.08	Existing Real Properties
Schedule 5.09	Environmental Matters
Schedule 5.13(a)	Equity Interest
Schedule 5.13(b)	Options and Warrants
Schedule 5.21	Supply Agreements and Material Contracts
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Investments
Schedule 7.03(d)	Existing Indebtedness
Schedule 7.03(s)	Outstanding Indebtedness under Senior Subordinated Notes
Schedule 7.08	Agreements with Affiliates
Schedule 7.09(a)	Restrictions on Subsidiary Distributions
Schedule 7.09(b)	Negative Pledges
Schedule 10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Interest Election Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Borrowing Request
Exhibit F	Form of Landlord Waiver and Access Agreement
Exhibit G	Form of Borrowing Base Certificate
Exhibit H	Form of Guarantee and Security Agreement
Exhibit I	Form of LC Request
Exhibit J	Form of Execution Date Certificate
Exhibit K	Form of Intercreditor Agreement
Exhibit L	Form of Interim Approval Order
Exhibit M	Form of Subordination Agreement

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (this “Agreement”) is entered into as of February 15, 2011 among KEYSTONE AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (“Holdings”), KEYSTONE AUTOMOTIVE OPERATIONS, INC., a Pennsylvania corporation (the “Borrower”), each Lender and registered assigns from time to time party hereto, and BANK OF AMERICA, N.A., (together with its successors, “Bank of America”), as Administrative Agent, Issuing Bank and Swingline Lender.

WHEREAS, Holdings and the Borrower are parties to the Revolving Credit Agreement dated as of January 12, 2007 (as amended, supplemented or otherwise modified prior to the Funding Date, the “Existing Revolving Credit Agreement”), among Holdings, the Borrower, Bank of America, as administrative agent, collateral agent, issuing bank and swingline lender, Banc of America Securities LLC, as Lead Arranger and Book Manager, and a syndicate of lenders;

WHEREAS, the Borrower intends to commence an exchange offer with respect to the Senior Subordinated Notes in order to consummate a recapitalization of Holdings and its Subsidiaries in accordance with the terms and subject to the conditions set forth in the Exchange Offering Memorandum (the “Exchange Offer”);

WHEREAS, if the Borrower fails to obtain the requisite consent to consummate the Exchange Offer, Holdings, the Borrower and certain of the Borrower’s Subsidiaries (collectively, the “Debtors”) intend to commence bankruptcy cases (each, a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”), by filing separate voluntary petitions for reorganization (the date of such filings, the “Petition Date”) under the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and with respect to the Debtors’ Canadian operations, ancillary insolvency recognition proceedings, and the Debtors will continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code during the pendency of the Chapter 11 Cases;

WHEREAS, the Borrower has requested that, on the date on which the Exchange Offer is consummated or the Plan Effective Date, as applicable, and the conditions precedent set forth in Section 4.02 hereof have been satisfied (either such date, the “Funding Date”), the Lenders provide a revolving credit facility, consisting of credit in the form of Revolving Loans at any time and from time to time on and after the Funding Date and prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $75,000,000;

WHEREAS, the Borrower has requested that the Swingline Lender make Swingline Loans, at any time and from time to time on and after the Funding Date and prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $7,000,000;

WHEREAS, the Borrower has requested that the Issuing Bank issue letters of credit on and after the Funding Date and prior to the Revolving Maturity Date, in an aggregate face amount at any time outstanding not in excess of $25,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries;

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 6.11;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority Transaction Lien on the Revolver Priority Collateral and a second priority Transaction Lien on the Replacement Term Loan Priority Collateral (including a pledge of all of the Equity Interests of each of its direct Domestic Subsidiaries and 65% of all the voting Equity Interests (and 100% of the non-voting Equity Interests) of each of its direct Foreign Subsidiaries); and

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority Transaction Lien on the Revolver Priority Collateral and a second priority Transaction Lien on the Replacement Term Loan Priority Collateral (including a pledge of all of the Equity Interests of each of their respective direct Domestic Subsidiaries (including the Borrower) and 65% of all the voting Equity Interests (and 100% of the non-voting Equity Interests) of each of their respective direct Foreign Subsidiaries).

NOW, THEREFORE, the Lenders and the Swingline Lender are willing to extend such credit to the Borrower, to be initially available on the Funding Date, and the Issuing Bank is willing to issue letters of credit for the account of the Borrower on and after the Funding Date on the terms and subject to the conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts” means all “accounts,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“Account Debtor” means any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness; provided that (a) the amount of “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business that shall be included in the definition of Acquisition Consideration shall equal the amount that the Borrower determines in good faith at the time of such Permitted Acquisition is the Borrower’s anticipated liability in respect thereof and (b) Acquisition Consideration shall exclude usual and customary working capital adjustments (as determined in good faith by the Borrower).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent-Related Persons” means the Administrative Agent and its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and such Affiliates.

“Aggregate Commitments” means, at any time, the aggregate amount of the Revolving Commitments of all Lenders.

“Aggregate Exposures” means, at any time, the sum of (a) the aggregate Outstanding Amount of all Loans plus (b) the LC Exposure, each determined at such time.

“Agreement” means this Credit Agreement.

“Applicable Margin” means, for any day, with respect to any Revolving Loan or Letter of Credit, as the case may be, the applicable percentage set forth in Annex I under the appropriate caption.

“Approval Motion” has the meaning specified in Section 6.18.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Holdings’ Subsidiaries, other than (a) conveyances, assignments, sales, transfers, exchanges, disposals, leases or licenses of rolling stock (in an aggregate amount not to exceed $3,000,000 during any fiscal year) and inventory (or other assets) in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (b) conveyances, assignments, sales, transfers, exchanges, disposals, leases or licenses out of other assets for aggregate consideration of less than $375,000 with respect to any transaction or series of related transactions and less than $1,500,000 in the aggregate during any fiscal year, (c) non-exclusive licenses of intellectual property in the ordinary course of business consistent with past practice, (d) the disposition of cash and Permitted Investments in the ordinary course of business, (e) conveyances, assignments, sales, transfers, exchanges, disposals, leases or licenses by a Subsidiary that is not a Guarantor to the Borrower or to a wholly-owned Subsidiary that is not a Guarantor, and (f) the abandonment of intellectual property that is no longer material to the conduct of the business of Holdings and any of its Subsidiaries taken as a whole.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all fees, expenses and disbursements of one outside counsel and, at the Administrative Agent’s discretion if it determines in good faith that retention thereof is appropriate to protect its interests, one specialty counsel and one local counsel in each material jurisdiction (in each case, including, without limitation, with respect to third parties retained by such law firm or other external counsel in connection with this Agreement) and, without duplication, all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP as if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, which financial statements shall not be subject to any “going concern” or like qualifications or exceptions or any qualification or exception as to the scope of the audit conducted to prepare such financial statements.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent, from time to time determines in its Permitted Discretion.

“Backstop Agreement” means the Backstop Stock Purchase Agreement, dated as of January 10, 2011, among the Debtors (as defined therein) and the Back Stop Parties.

“Backstop First Lien Indebtedness” means the Indebtedness under the Existing Term Loan Agreement owing to the Backstop Parties, the approximate principal amount of which is $21,000,000 as of the date hereof.

“Back Stop Parties” means Sphere Capital LLC – Series A and Cetus Capital, LLC.

“Bank of America” has the meaning specified in the preamble hereto.

“Bank Product” means any of the following products, services or facilities extended to any Loan Party by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Swap Contracts; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Loan Party, other than Letters of Credit.

“Bank Product Debt” means Indebtedness and other obligations of a Loan Party relating to Bank Products.

“Bank Product Reserve” means the aggregate amount of reserves established by the Administrative Agent from time to time in its discretion in respect of Secured Bank Product Obligations.

“Bankruptcy Code” means title 11 of the United States Code (11 U.S.C. §101 et seq.), as amended from time to time, and any successor statute.

“Bankruptcy Court” has the meaning specified in the recitals hereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate for a one-month interest period as determined on such day plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means any Loan or Borrowing that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Base” means at any time, subject to adjustment as provided in Section 2.14, an amount equal to the sum of, without duplication:

(a) the book value of Eligible Accounts of the Loan Parties, net of Receivables Reserves, multiplied by the advance rate of 85%, plus

(b) the lesser of (i) the Cost of Eligible Inventory of the Loan Parties net of Inventory Reserves multiplied by the advance rate of 75% and (ii) the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory of the Loan Parties net of Inventory Reserves multiplied by the advance rate of 85%, minus

(c) any Availability Reserves established from time to time by the Administrative Agent in accordance with Section 2.16.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent.

“Borrowing Base Certificate” means an Officers’ Certificate from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit G (or such other form approved by the Administrative Agent) delivered to the Administrative Agent setting forth the Borrower’s calculation of the Borrowing Base.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit E, or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings and its Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of Holdings and its Subsidiaries for such period prepared in accordance with GAAP and (b) any Synthetic Lease Obligations incurred by Holdings and its Subsidiaries during such period; provided that Capital Expenditures for such period shall not include (i) a Permitted Acquisition permitted by Section 7.02(f), (ii) a leasehold improvement paid for by a Loan Party on premises leased by such Loan Party, but only to the extent such Loan Party has been reimbursed by the landlord under such leasehold within 60 days of the incurrence of such expenditure, (iii) any such additions to the extent financed with the Net Cash Proceeds of an Asset Sale or with Insurance Proceeds within twelve months of the receipt thereof or (iv) exchanges and trade-ins of equipment, in each case to the extent otherwise included in “Capital Expenditures” for such period.

“Cash Dominion Event” shall have the meaning set forth in Section 2.04(f).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent for deposit into the LC Collateral Account, for the benefit of the Administrative Agent, the Issuing Bank or the Swingline Lender (as applicable) and the Lenders, as collateral for the LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash in accordance with Section 2.13(j). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Services” means any services provided from time to time by any Lender or any of its Affiliates to any Loan Party in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Change of Control” means an event or series of events by which:

(a) after an Initial Public Offering is consummated, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time; “beneficially own” has the corresponding meaning), directly or indirectly, of a greater percentage of the Voting Securities of Holdings on a fully-diluted basis (and taking into account all such Voting Securities that such person or group has the right to acquire pursuant to any option right) than the percentage of such Voting Securities beneficially owned by the Back Stop Parties and their respective Affiliates on a fully diluted basis or (ii) the Back Stop Parties and their respective Affiliates cease to beneficially own, directly or indirectly, at least 25% of the Voting Securities of Holdings on a fully-diluted basis (and taking into account all such Voting Securities that such person or group has the right to acquire pursuant to any option right);

(b) before an Initial Public Offering is consummated, the Back Stop Parties and their respective Affiliates cease, collectively, to be the “beneficial owners”, directly or indirectly, of more than 50.1% of the Voting Securities of Holdings on a fully-diluted basis (and taking into account all such Voting Securities that the Back Stop Parties and their respective Affiliates have the right to acquire pursuant to any option right);

(c) at any time from or after the consummation of an Initial Public Offering, during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings or the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(d) Holdings ceases to be the “beneficial owner”, directly or indirectly, of 100% of the Voting Securities of the Borrower; or

(e) a “Change of Control” as defined in the Replacement Term Loan Agreement (or any similar event as described therein) shall have occurred.

For the avoidance of doubt, no Change of Control shall be deemed to have occurred solely by virtue of the consummation of the transactions contemplated by the Restructuring to occur on the Funding Date or any change of the composition of the board of directors (or similar governing body) resulting from the change in ownership contemplated by the Restructuring and any such directors shall be deemed to have been directors on the Execution Date for purposes of this definition.

“Chapter 11 Case” and “Chapter 11 Cases” have the respective meanings specified in the recitals hereto.

“Chattel Paper” means all “chattel paper,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Swingline Commitment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral” as defined in any Security Document.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Administrative Agent shall have received from each Loan Party either (i) a counterpart of the Security Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Funding Date, a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests in the Borrower and its Subsidiaries directly owned by or on behalf of any Loan Party shall have been pledged pursuant to the Security Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests in any Foreign Subsidiary) and the Administrative Agent shall have received all certificates or other instruments in existence representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all documents and instruments, including UCC financing statements and Mortgages, required by law or reasonably requested by the Administrative Agent to be filed, registered, recorded or delivered to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by, and subject to the limitations set forth in, the Security Agreement and in the Intercreditor Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; provided, however, (i) no filing or payment or other steps shall be required to be completed with respect to any motor vehicle during the 60-day period (as such period may be extended by the Administrative Agent in its sole discretion) following the acquisition of such vehicle by a Loan Party, (ii) subject to the terms of the Intercreditor Agreement, the Borrower shall use commercially reasonable efforts to obtain and deliver or cause to be delivered to the Administrative Agent (or any sub-agent thereof) the originals of such certificates of title with the Transaction Liens of the Administrative Agent recorded thereon within such 60-day period (as such period may be extended by the Administrative Agent in its sole discretion), (iii) vehicles not subject to perfected Liens under the Replacement Term Loan Facility shall be exempt from any requirement to subject such vehicles to any perfected Transaction Liens under the Loan Documents and (iv) up to $1,000,000 in aggregate fair market value of motor vehicles owned by the Loan Parties at any time shall be exempt from any requirement to subject such vehicles to any Transaction Liens under the Loan Documents; provided further that up to an additional $500,000 in aggregate fair market value of motor vehicles owned by the Loan Parties at any time shall be exempt from such requirement to the extent it is not practicable under applicable law to perfect a second priority lien on such motor vehicles;

(d) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each owned Real Estate Asset listed on Schedule 5.08, and after the Funding Date, each other Material Real Estate Asset, duly executed and delivered by the record owner of such Material Real Estate Asset, provided that Mortgages with respect to such other Material Real Estate Assets shall be required solely to the extent mortgages on such Material Real Estate Assets are provided under the Replacement Term

Loan Facility, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the Real Estate Asset described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Real Estate Asset, to the extent and consistent with such items delivered in respect of the mortgages delivered with respect to such Real Estate Assets under the Replacement Term Loan Facility;

(e) each Loan Party shall have obtained all consents and approvals reasonably required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder;

(f) each Loan Party shall have taken all other action reasonably required under the Security Documents to perfect, register and/or record the Liens granted by it thereunder; and

(g) to the extent required by the Security Agreement, any warehousemen, bailees or other similar Persons holding Collateral (including inventory) owned by the Loan Parties, shall have entered into agreements acknowledging the Transaction Liens, waiving any Liens in their favor and acknowledging the rights of the Administrative Agent under the Security Agreement.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Commitment, LC Commitment or Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Letter” means that certain letter agreement with the subject line “Commitment for Senior Revolving Credit Facility”, dated December 15, 2010 between Bank of America and the Borrower.

“Committees” means collectively, (a) the Unsecured Creditors Committee and (b) any other statutory committee appointed in the Chapter 11 Cases, and each of such Committees shall be referred to herein as a “Committee”.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confirmation Order” shall have the meaning assigned to such term in Section 4.02(a)(i)(B).

“Consolidated Adjusted EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period and, to the extent not reflected in Consolidated Interest Charges (A) interest, premium payments, amortization and write off of debt discount and debt issuance costs and commissions, discounts and other charges and related fees and expenses in connection with the incurrence of Indebtedness during such period and (B) costs and expenses under Swap Contracts for such period, (ii) the provision for federal, state, local and foreign income or other similar taxes (including franchise taxes) of the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (iv) management fees and reimbursement of expenses accrued or paid to the Back Stop Parties or their respective Affiliates in accordance with Section 7.08(i), (v) any non-capitalized transactions costs, fees and expenses incurred with respect to any Permitted Acquisition or other permitted Investment (or with respect to any prospective Permitted Acquisition or permitted Investment which is not consummated), and any one-time payments made in connection with any Permitted Acquisition or other permitted Investment, so long as such one-time payments are contemplated to be made at the time of consummation of such Permitted Acquisition or permitted Investment and, in the case of a Permitted Acquisition, to which the requirements of clause (ii) of the definition of “Permitted Acquisition” are applicable, are set forth in the Permitted Acquisition Certificate with respect to such Permitted Acquisition, in the case of each such Permitted Acquisition or permitted Investment, in an aggregate amount not to exceed $3,000,000, (vi) any transaction costs, fees and expenses incurred with respect to the transactions contemplated by this Agreement, the Replacement Term Loan Facility or the Restructuring and all professional fees of the debtors and committees incurred prior to or during the Chapter 11 Cases (including fees, costs, commissions, expenses and one-time compensation charges of third party financial advisory, accounting, legal and other similar advisors and consultants incurred in connection with the transactions contemplated in this clause (vi)) in an aggregate amount not to exceed $20,000,000, (vii) (A) any non-acquisition related expenses consisting of professional fees and expenses, severance expenses, relocation expenses and/or recruiting expenses in the aggregate for such period, (B) the aggregate restructuring costs, fees and expenses for such period incurred after the Funding Date (including costs, fees and expenses incurred in connection with the Restructuring and/or the effectiveness of the Restructuring and/or the financings expressly contemplated by the applicable Restructuring Documentation) (solely to the extent incurred after the Funding Date), and (C) unusual or non-recurring expenses and losses, in an aggregate amount for the foregoing clauses (A), (B) and (C) not to exceed $2,500,000 for any four-fiscal quarter period, (viii) any non-cash charges (including deferred financing fees, write downs or write offs of assets, and impairment of goodwill) to the extent they will not result in a cash charge in any future period and any interest payable in kind, and (ix) any extraordinary items (including losses), minus (b) without duplication, to the extent included in calculating such Consolidated Net Income, any extraordinary items (including gains). Notwithstanding the foregoing, for purposes of calculating Consolidated Adjusted EBITDA for any fiscal month that ends prior to the Funding Date (before giving effect to any pro forma adjustments for Permitted Acquisitions and Asset Sales pursuant to Section 7.15), Consolidated Adjusted EBITDA for each such fiscal month set forth below shall be deemed to be the amount set forth opposite such fiscal month:

Fiscal Month	Consolidated Adjusted EBITDA
January, 2010	($500,000)
February, 2010	$700,000
March, 2010	$6,700,000

April, 2010	$4,300,000
May, 2010	$3,200,000
June, 2010	$6,300,000
July, 2010	$2,500,000
August, 2010	$2,300,000
September, 2010	$4,200,000
October, 2010	$1,200,000
November, 2010	$800,000

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the period of the twelve prior fiscal months ending on such date minus Capital Expenditures for such period to (b) Consolidated Fixed Charges for such period plus the amount of cash payments made during such period by the Borrower and its Subsidiaries in respect of federal, state, local and foreign income taxes.

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) Consolidated Interest Charges for such period to the extent paid in cash (or accrued and payable on a current basis in cash), (b) the aggregate amount of scheduled amortization payments of principal made during such period in respect of Long-Term Indebtedness of the Borrower and its Subsidiaries (except payments made by the Borrower or any Subsidiary to the Borrower or any Subsidiary), which payments, with respect to Indebtedness under the Replacement Term Loan Facility, shall be those made pursuant to Section 2.12 of the Replacement Term Loan Agreement (as such amounts shall have been reduced pursuant to Section 2.15 thereof), and (c) the aggregate amount of principal payments (except scheduled amortization payments of principal) made during such period in respect of Long-Term Indebtedness of the Borrower and its Subsidiaries (other than the Loans and Indebtedness under the Replacement Term Loan Facility), to the extent that such payment reduced any scheduled amortization payment of principal that would have become due within one year after the date of such payment. Notwithstanding the foregoing, for purposes of calculating Consolidated Fixed Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Funding Date, Consolidated Fixed Charges shall be calculated from the period from the Funding Date to the date of determination divided by the number of days in such period and multiplied by 365.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, of all Funded Indebtedness of the Borrower and its Subsidiaries on such date.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all cash interest, premium payments, debt discount, charges and related fees and expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP. Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Funding Date (other than as a component of Consolidated Adjusted EBITDA), Consolidated Interest Charges shall be calculated from the period from the Funding Date to the date of determination divided by the number of days in such period and multiplied by 365.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for such period determined in accordance with GAAP but excluding in any event (a) after-tax extraordinary gains or extraordinary losses; (b) after-tax gains or losses realized from (i) the acquisition of any securities, or the extinguishment or conversion of any Indebtedness or Equity Interest, of the Borrower or any of its Subsidiaries or (ii) any sales of assets (other than inventory in the ordinary course of business); (c) net earnings or loss of any other Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except (in the case of any such net earnings) to the extent such net earnings shall have actually been received by the Borrower or such Subsidiary (subject to the limitation in clause (d) below) in the form of cash dividends or distributions; (d) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the time of determination permitted without approval under applicable Law or under such Subsidiary’s organizational documents or any agreement or instrument applicable to such Subsidiary or its stockholders; (e) gains or losses from the cumulative effect of any change in accounting principles; (f) earnings resulting from any reappraisal, revaluation or write-up or write-down of assets; and (g) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or such Person’s assets are acquired by the Borrower or such Subsidiary. In addition, Consolidated Net Income shall be calculated without giving effect to (i) any write-off of deferred financing costs incurred as a result of the refinancing of Indebtedness, (ii) purchase accounting or similar adjustments required or permitted by GAAP, in connection with the Restructuring or any Permitted Acquisitions or other permitted Investments, and adjustments resulting from the adoption of fresh-start accounting principles and other non-cash adjustments arising out of the Restructuring and the effectiveness thereof, (iii) any gain or loss recognized in determining consolidated net income (or net loss) for such period in respect of pension and other post-retirement benefits and (iv) any gain or loss recognized in determining consolidated net income (or loss) for such period in respect of pension assets.

“Consolidated Total Debt” means, as at any date of determination, the sum, without duplication, of all Funded Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis; provided that for purposes of this definition, the second parenthetical contained in clause (a) of the definition of “Funded Indebtedness” shall be deemed to be as follows: (but in any case excluding obligations in respect of undrawn letters of credit, trade and other accounts payable not more than ninety (90) days past due and customer deposits).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Cost” means, as reasonably determined by the Administrative Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a specific identification or first in first out basis or (b) market value, provided that for purposes of the calculation of Borrowing Base, the Cost of Inventory shall not include (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Loan Party, or (B) write ups or write downs in cost with respect to currency exchange rates.

“Covenant Compliance Event” shall have the meaning assigned to such term in Section 7.14(a).

“Credit Extension” means, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit by the Issuing Bank or the amendment, extension or renewal of any Existing Letter of Credit; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans.

“Debtors” has the meaning specified in the recitals hereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Winding-up Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of any applicable grace period, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that, as determined by the Administrative Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days; (b) has notified the Administrative Agent or the Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within three Business Days following request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an insolvency proceeding or taken any action in furtherance thereof; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of any equity interest in such Lender or parent company.

“Default Rate” means an interest rate equal to (a) in the case of principal of any Loan, 2% per annum in excess of the rate in effect from time to time, (b) in the case of LC Participation Fees, 2% plus the otherwise applicable rate thereof, or (c) in the case of any other amount, 2% plus the rate in effect from time to time applicable to Base Rate Loans as provided in Section 2.06(a).

“Delayed Draw Termination Date” means the date prior to the Funding Date that is the earliest to occur of the following: (a) the six (6) month anniversary of the Execution Date, (b) the date that the Borrower notifies the Administrative Agent in writing that the conditions in Section 4.02 shall not be met or that it otherwise elects to terminate this Agreement, (c) if the Chapter 11 Cases have commenced, the date that is ten (10) days following the Petition Date if the Bankruptcy Court has not entered the Interim Approval Order or prior to such date, (d) if the Chapter 11 Cases have commenced, the date that is 45 days following the Petition Date if the Bankruptcy Court has not entered the Final Approval Order on or prior to such date, (e) if the Chapter 11 Cases have commenced, the date on which the Bankruptcy Court denies entry of the Interim Approval Order or the Final Approval Order (and for avoidance of doubt, for purposes of this clause (e), any adjournment by the Bankruptcy Court of the hearing on the Borrower’s motion for the entry of the Interim Approval Order or the Final Approval Order to a subsequent date shall not in and of itself be deemed to constitute a denial of the entry of the Interim Approval Order or Final Approval Order), (f) if the Chapter 11 Cases have commenced, the date on which the Interim Approval Order, once entered by the Bankruptcy Court (and prior to entry of the Final Approval Order), shall cease to be in full force and effect or shall have been (in a manner that is adverse to the Administrative Agent or the Lenders as determined in good faith by the Administrative Agent) reversed, modified, amended, stayed or vacated, in the case of any modification or amendment that is adverse to the Lenders (as determined in good faith by the Administrative Agent), without the prior written consent of the Administrative Agent and the Required Lenders, (g) if the Chapter 11 Cases have commenced, the date on which the Final Approval Order, once entered by the Bankruptcy Court, shall cease to be in full force and effect or shall have been (in a manner that is adverse to the Administrative Agent or the Lenders as determined in good faith by the Administrative Agent) reversed, modified, amended, stayed or vacated, in the case of any modification or amendment that is adverse to the Lenders (as determined in good faith by the Administrative Agent), without the prior written consent of the Administrative Agent and the Required Lenders, (h) the date on which the Borrower notifies the Administrative Agent in writing that both the transactions contemplated by the Exchange Offer Documentation and the Reorganization Plan are abandoned or (i) the date on which the Administrative Agent, at the direction of the Required Lenders, has, based upon the occurrence of any Event of Default, declared all Obligations due and immediately payable pursuant to Section 8.02 and delivered a notice of termination of this Agreement.

“Determination Period” has the meaning specified in Section 7.15.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of any optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for scheduled payments or dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Revolving Maturity Date, except, in the case of clauses (a) and (b), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations (other than contingent indemnification obligations and expense reimbursement obligations not yet due and payable) and the termination of the Commitments.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eligible Accounts” shall have the meaning assigned to such term in Section 2.14(a).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless a Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have approved unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof), each of which shall have complied with Section 3.01, as applicable.

“Eligible Inventory” means, subject to adjustment as set forth in Section 2.14(b), items of Inventory of any Loan Party, as applicable, held for sale in the ordinary course (excluding packing or shipping materials or maintenance supplies).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees, and any and all restrictions, limits, terms or conditions contained in permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, in each case relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and wastewater discharges.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings, the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any warrants, options or other rights to acquire such shares or interests.

“Equity Investors” means the Back Stop Parties, their Affiliates, and members of senior management of the Borrower and its Subsidiaries.

“Equity Proceeds” has the meaning specified in Section 4.02(v).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdings or the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings, the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings, the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or a Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings, the Borrower or any ERISA Affiliate.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Rate Loans.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate in accordance with the provisions of Article II.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means at any time on or after the Funding Date (a) the lesser of (i) the Aggregate Commitments at such time and (ii) the Borrowing Base minus (b) the Aggregate Exposures, in each case determined at such time.

“Excess Availability Requirement” means Excess Availability after the Funding Date equals or exceeds the greater of (a) 12.5% of the then-applicable Borrowing Base and (b) $7,000,000.

“Exchange Offer” has the meaning specified in the recitals hereto.

“Exchange Offer Documentation” means the Exchange Offering Memorandum and all material documents, instruments, certificates or other agreements executed and or delivered in connection with the Exchange Offer and the transactions contemplated thereby (it being agreed that the Exchange Offering Memorandum and the other Exchange Offer Documentation and the terms thereof in the forms (whether or not in executed form) attached to the Execution Date Certificate and approved by the Administrative Agent on the Execution Date shall be deemed Exchange Offer Documentation that is satisfactory to and approved by the Administrative Agent and the Lenders for all purposes hereunder).

“Exchange Offering Memorandum” means that certain Offering Memorandum and Disclosure Statement soliciting the consent of the holders of the Senior Subordinated Notes.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.16), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c).

“Execution Date” has the meaning specified in Section 4.01.

“Execution Date Certificate” means the Execution Date Certificate substantially in the form of Exhibit J.

“Existing Indebtedness” means Indebtedness of the Loan Parties and their Subsidiaries under (a) the Existing Revolving Credit Agreement, (b) the Existing Term Loan Agreement, (c) the Senior Subordinated Notes and (d) the Reliable Notes.

“Existing Letters of Credit” means those Letters of Credit issued under the Existing Revolving Credit Agreement described on Schedule I hereto.

“Existing Revolving Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Revolving Credit Facility” means the revolving credit facility provided under the Existing Revolving Credit Agreement.

“Existing Term Loan Agreement” means that certain Term Credit Agreement, dated as of January 12, 2007, among the Borrower, Bank of America, as administrative agent, the lenders from time to time party thereto, and the other agents party thereto, as amended, supplemented or otherwise modified prior to the Funding Date.

“Existing Term Loan Facility” means the term loan facility provided under the Existing Term Loan Agreement.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated December 15, 2010, between the Borrower and the Administrative Agent, as amended by that certain letter dated of even date herewith between the Borrower and the Administrative Agent.

“Final Approval Order” has the meaning specified in Section 4.02(a)(i)(A).

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the Issuing Bank). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that (i) is not organized under the laws of the United States, any State or the District of Columbia or any political subdivision thereof and (ii) is a “controlled foreign corporation” under the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means a Defaulting Lender’s Pro Rata Share of LC Exposure or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 2.11.

“Fronting Fees” shall have the meaning assigned to such term in Section 2.05(c)(ii).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” of any Person means (a) the outstanding principal amount of all obligations of such Person, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (but in any case excluding obligations in respect of trade and other accounts payable not more than ninety (90) days past due and customer deposits), (b) all purchase money Indebtedness of such Person, (c) all direct obligations of such Person consisting of owed and unpaid reimbursement obligations with respect to letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade and other accounts payable, customer deposits and other accrued liabilities, in each case, in the ordinary course of business), (e) Attributable Indebtedness of such Person in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees of such Person with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than such Person or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or any Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse (other than recourse for usual and customary “bad boy” acts) to such Person or such Subsidiary; provided that “Funded Indebtedness” shall not include any earnouts or other amounts constituting the payment of deferred purchase price with respect to any Permitted Acquisition permitted pursuant to Section 7.02(f) or other acquisition constituting a permitted Investment and the amount of which is based on, or calculated by reference to, bona fide financial or other operating performance, unless and until such earnouts or other amounts would be reflected as a liability on the balance sheet of such Person in accordance with GAAP if such balance sheet were prepared at such time.

“Funding Date” has the meaning specified in the recitals hereto.

“Funding Date Mortgaged Property” has the meaning specified in Section 4.02(x)(i).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or such other obligation of any other Person, whether or not such Indebtedness or such other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and each Domestic Subsidiary of the Borrower.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Lenders pursuant to the Security Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Historical Financial Statements” means as of the Execution Date, (a) the audited financial statements (including the Audited Financial Statements) of the Borrower and its Subsidiaries, for the three consecutive fiscal years ended at least 90 days prior to the Execution Date, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, and (b) the unaudited financial statements of the Borrower and its Subsidiaries as of the most recent fiscal quarter ended after the date of the most recent audited financial statements described in clause (a) and at least 45 days prior to the Execution Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date, and, in the case of clauses (a) and (b), accompanied by the certificate of a Responsible Officer with respect thereto.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Holdings Administrative Advances” means any unsecured loans or advances made by the Borrower to Holdings so long as the proceeds thereof are used for general administrative costs and expenses incurred by Holdings to the extent attributable to its capacity as a holding company of the Borrower.

“Holdings Merger” means the merger of Holdings contemplated by the Exchange Offering Memorandum.

“Increased-Cost Lender” has the meaning specified in Section 11.16(a)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person (whether or not representing obligations for borrowed money) evidenced by bonds, debentures, notes, loan agreements or other similar instruments (but in any case excluding trade and other accounts payable in the ordinary course of business and not more than 90 days past due and customer deposits in the ordinary course of business);

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade and other accounts payable in the ordinary course of business and not more than 90 days past due and customer deposits in the ordinary course of business and excluding any such obligations incurred under ERISA), which purchase price is (i) due more than 90 days from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument (but in any case excluding trade and other accounts payable in the ordinary course of business and not more than 90 days past due and customer deposits in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or its limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) Disqualified Equity Interests; and

(h) all Guaranties of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. In no event shall operating leases (other than Attributable Indebtedness with respect to sale leaseback transactions), customary obligations under employment agreements and deferred compensation constitute Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.05.

“Information” has the meaning specified in Section 11.08.

“Initial Public Offering” means an initial primary underwritten public offering of the common stock of Holdings or SuperHoldings at any time after the Execution Date, other than any public offering or sale pursuant to a registration statement on Form S-4, S-8 or a comparable or successor form.

“Insurance Proceeds” means any proceeds received from insurance maintained by or on behalf of Holdings or any Subsidiary (including the Borrower) and relating to claims with respect to losses of Holdings or such Subsidiary (including the Borrower), whether such proceeds are payable to Holdings, such Subsidiary (including the Borrower) or to the Administrative Agent, net of amounts of the type described in clauses (A), (B) and (C) of clause (ii) of the definition of “Net Cash Proceeds” with respect to the loss giving rise to receipt of such proceeds.

“Intercreditor Agreement” means an intercreditor agreement entered into by the Administrative Agent and the Replacement Term Loan Facility Agent in connection with the Replacement Term Loan Facility, substantially in the form attached hereto as Exhibit K or otherwise in form and substance reasonably satisfactory to the Administrative Agent, the applicable Loan Parties party to the Replacement Term Loan Facility and the Replacement Term Loan Facility Agent, as such agreement may be amended, supplemented, modified, restated, renewed or replaced (whether upon or after termination or otherwise) in whole or in part from time to time in accordance with the terms set forth therein.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit B or such other form approved by Administrative Agent.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each month and the Revolving Maturity Date; and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, or six months thereafter (or if available to all Lenders nine or twelve months thereafter), as the Borrower may elect; provided that

(a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest

Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; and

(c) no Interest Period shall extend beyond the Revolving Maturity Date.

“Interim Approval Order” has the meaning specified in Section 6.18(a).

“Interim Period” shall have the meaning assigned to such term in Section 7.14(b).

“Inventory” means all “inventory,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, wherever located, in which any Person now or hereafter has rights.

“Inventory Appraisal” means (a) on the Funding Date, the inventory appraisal referenced in Section 4.02(l)(ii) and (b) thereafter, the most recent inventory appraisal conducted by an independent appraisal firm and delivered pursuant to Section 6.15 hereof.

“Inventory Reserves” means such reserves against Inventory as may be established from time to time by the Administrative Agent, in its Permitted Discretion.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.18.

“Issuing Bank” means, as the context may require, (a) Bank of America, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to Letters of Credit issued by such Lender; (c) with respect to the Existing Letters of Credit, the Lender which issued each such Letter of Credit, or (d) collectively, all of the foregoing.

“Issuing Bank Indemnitees” means the Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

“Landlord Lien Reserve” shall have the meaning assigned to such term in Section 2.16(a)(i).

“Landlord Lien Waiver and Access Agreement” means a Landlord Lien Waiver and Access Agreement, substantially in the form of Exhibit F or such other form reasonably approved by the Administrative Agent.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Collateral Account” means a collateral account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 10.01.

“LC Commitment” means the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.13.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” means all documents, instruments and agreements delivered by the Borrower or any other Person to the Issuing Bank or the Administrative Agent in connection with any Letter of Credit.

“LC Exposure” means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c)(i).

“LC Request” means a request by the Borrower in accordance with the terms of Section 2.13(b) and substantially in the form of Exhibit I, or such other form as shall be approved by the Issuing Lender.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral.

“Lenders” means (a) the financial institutions that are a party hereto on the Execution Date (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letters of credit issued or to be issued by an Issuing Bank for the account of the Borrower or any of its Subsidiaries pursuant to Section 2.13, including each Existing Letter of Credit.

“Letter of Credit Expiration Date” means the date which is five (5) Business Days prior to the Revolving Maturity Date.

“Leverage Ratio” means the ratio as of the last day of any fiscal quarter of (a) Consolidated Total Debt as of such day to (b) Consolidated Adjusted EBITDA for the four fiscal quarter period ending on such date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, “Lien” shall not be deemed to include any license of IP Rights.

“Loan Documents” means this Agreement, each Note, the Fee Letter, the Intercreditor Agreement and the Security Documents.

“Loan Parties” means, collectively, the Borrower, Holdings and each other Guarantor.

“Loans” means advances made to or at the instructions of the Borrower pursuant to Article II hereof and may constitute Revolving Loans or Swingline Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Management Agreement” means the corporate advisory services agreement by and among the Borrower and Platinum Equity Advisors, LLC, a Delaware limited liability company (or any of its Affiliates), as such agreement may be amended or modified from time to time; provided that such agreement, as amended from time to time, shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole (other than the Restructuring, those events, effects or developments typically resulting from the Restructuring, the announcement of the filing of the Chapter 11 Cases, if the Chapter 11 Cases have commenced, those events, effects or developments typically resulting from the emergence from the Chapter 11 Cases or the effectiveness of the Exchange Offer, or any other events disclosed in Holdings’ filings with the SEC prior to or on the Execution Date); (b) the ability of the Loan Parties, taken as a whole, to fully and timely perform their Obligations (subject, if the Chapter 11 Cases have commenced, to the Interim Approval Order or the Final Approval Order, whichever is then in effect); (c) the legality, validity, binding effect or enforceability against a Loan Party of a Loan Document to which it is a party (subject, if the Chapter 11 Cases have commenced, to the Interim Approval Order or the Final Approval Order, whichever is then in effect); or (d) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Loan Document (subject, if the Chapter 11 Cases have commenced, to the Interim Approval Order or the Final Approval Order, whichever is then in effect).

“Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset having a fair market value in excess of $500,000 as of the date of the acquisition thereof, (b) all Leasehold Properties other than those with respect to which the aggregate base rental payments (exclusive of inflation adjustments and ignoring possible renewals, all as determined in good faith by the Borrower) under the term of the lease are less than $1,250,000 per annum and (c) any other Real Estate Asset to the extent that a mortgage on such Real Estate Asset has been granted under, or in respect of, the Replacement Term Loan Facility.

“Maximum Rate” has the meaning specified in Section 11.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Real Estate Asset to secure the Secured Obligations. Each Mortgage must be reasonably satisfactory in form and substance to the Administrative Agent or substantially in the same form provided to the Replacement Term Loan Facility Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdings, the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means with respect to any Disposition, the excess, if any, of (a) the sum of cash and cash equivalents received in connection with such Disposition (including any cash received by way of deferred payment pursuant to, or by monetization of or other cash realization upon, a note receivable or other non-cash consideration, but only as and when so received) over (b) the sum of (A) the principal, interest, premiums, penalties and other amounts due under any Indebtedness that is secured by such asset and that is required to be repaid in connection with such event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrower or any Subsidiary in connection with any Disposition, (C) taxes reasonably estimated to be actually payable with respect to the taxable year in which such Disposition occurred as a result of any gain recognized in connection therewith and (D) amounts reasonably expected to be payable prior to the Revolving Maturity Date pursuant to customary escrow arrangements, purchase price adjustments or indemnification agreements in connection with any Asset Sale (as estimated in good faith by a Responsible Officer of the applicable Loan Party and set forth in a certificate delivered to the Administrative Agent prior to the consummation of such Disposition).

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any cash payments or proceeds received by Holdings or any of its Subsidiaries (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder or (ii) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Recovery Cost Percentage” means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the blended recovery on the aggregate amount of the Eligible Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent Inventory Appraisal received by the Administrative Agent in accordance with Section 6.15, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the original Cost of the aggregate amount of the Eligible Inventory subject to appraisal.

“Non-Consenting Lender” has the meaning specified in Section 11.16(a)(iii).

“Non-Core Disposition” means any Disposition of non-core assets (including real estate) acquired pursuant to a Permitted Acquisition.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit A.

“Noticed Hedge” means any Secured Bank Product Obligations arising under a Swap Contract.

“Obligations” means (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit and (ii) all Secured Bank Product Obligations, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; or (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Liabilities” means outstanding liabilities with respect to or arising from any Bank Products.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“ownership interests” has the meaning specified in Section 4.02(e).

“Participant” has the meaning specified in Section 11.07(d).

“PATRIOT Act” has the meaning specified in Section 11.21.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, but other than a Multiemployer Plan.

“Perfection Certificate” means a certificate in the form of Exhibit E to the Security Agreement or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the non-hostile purchase or acquisition by the Borrower or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(a) prior to and after giving effect to such purchase or acquisition, no Default or Event of Default with respect to any obligation described in Section 8.01(a) or any covenant or agreement described in Section 8.01(b), and no Event of Default under any other clause of Section 8.01, in each case to the extent applicable calculated on a pro-forma basis in accordance with Section 7.15 after giving effect to such purchase or other acquisition, shall have occurred and be continuing;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental authorizations;

(c) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by the Borrower or a Subsidiary thereof that is a Guarantor, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Sections 6.12 and/or 6.13(e), as applicable;

(d) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.02(f) on a pro forma basis after giving effect to such acquisition as of the last day of the fiscal month most recently ended (as determined in accordance with Section 7.15);

(e) solely in the case of any such purchase or acquisition in respect of which the Acquisition Consideration exceeds $1,000,000 (or, with respect to any acquisition after more than five (5) Permitted Acquisitions have been consummated), the Borrower shall have delivered to the Administrative Agent: (i) at least fifteen (15) Business Days prior to such proposed acquisition, (x) a Permitted Acquisition Certificate and (y) all other financial information with respect to such acquired assets relevant to calculate the aggregate consideration for such acquired assets and any other information required to demonstrate compliance with Section 7.02(f) and (ii) promptly upon request by Administrative Agent, (A) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by the Administrative Agent), in each case in substantially final form, and (B) to the extent provided to the Borrower or such Subsidiary, financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period most recently ended at least 45 days prior to such proposed Permitted Acquisition, including any audited financial statements that have been delivered to the Borrower or such Subsidiary;

(f) the acquisition shall have been approved by the board of directors or other governing body or controlling Person of such Person acquired or the Person from whom such assets or division are acquired;

(g) any Person or assets or division as acquired in accordance herewith shall be in a business or lines of business permitted pursuant to Section 7.07; and

(h) the aggregate Acquisition Consideration paid in connection with all such acquisitions shall not exceed $100,000,000.

“Permitted Acquisition Certificate” means, with respect to any Permitted Acquisition, a certificate of a Responsible Officer certifying compliance with the conditions set forth in clause (a) of the definition thereof with respect to such Permitted Acquisition, and setting forth (a) a calculation in reasonable detail of compliance with Section 7.02(f), (b) at the Borrower’s option, any one-time payments contemplated to be made at the time of the consummation of such Permitted Acquisition, and (c) at the Borrower’s option, synergies or cost reductions as reasonably estimated by the Borrower in good faith and on the basis of reasonable assumptions to be realized within 12 months of the date of consummation of such Permitted Acquisition.

“Permitted Acquisition Consideration” means, in respect of any Permitted Acquisition at any time, the aggregate amount of (a) Permitted Additional Equity that is contributed into Holdings (and that Holdings substantially contemporaneously contributes to Borrower) and is contributed in contemplation of funding such Permitted Acquisition and has not previously been utilized to fund a Permitted Acquisition or an Investment permitted pursuant to Section 7.02, (b) Equity Interests (other than Disqualified Equity Interests) that are issued to the seller of the assets or Equity Interests subject to such Permitted Acquisition, (c) net cash proceeds from Retail Facilities Dispositions and Non-Core Dispositions and proceeds from Asset Sales and condemnation or eminent domain proceedings that have not been applied to prepay the Term Loans pursuant to Section 2.14(a) of the Replacement Term Loan Agreement and have not previously been utilized to fund a Permitted Acquisition or an Investment permitted pursuant to Section 7.02, (d) proceeds of Indebtedness incurred pursuant to Section 7.03(j)(y), Section 7.03(h)(x), Section 7.03(a), Section 7.03(r) or Section 7.03(v) that have not previously been utilized to fund a Permitted Acquisition or an Investment permitted pursuant to Section 7.02, and (e) Consolidated Excess Cash Flow (as defined in the Replacement Term Loan Agreement as in effect on the date hereof, determined without giving effect to clause (ii)(e) of the definition thereof) that has not been (A) applied pursuant to Section 2.14(e) of the Replacement Term Loan Agreement to prepay the Term Loans (provided that, (x) with respect to Consolidated Excess Cash Flow for the immediately preceding fiscal year, the amount of Consolidated Excess Cash Flow for such immediately preceding fiscal year shall only be included in such calculation after any prepayment required pursuant to Section 2.14(e) of the Replacement Term Loan Agreement with respect to such Consolidated Excess Cash Flow for such immediately preceding fiscal year has been made and (y) the aggregate amount of Consolidated Excess Cash Flow for purposes of this clause (e) shall be reduced by an amount equal to the aggregate principal amount of voluntary prepayments of the Term Loans to the extent that, in determining the principal amount of the Term Loans required to be prepaid pursuant to Section 2.14(e) of the Replacement Term Loan Agreement, such prepayments were applied to reduce such amount in accordance with such Section) or (B) used to fund a Term Loan repurchase pursuant to Section 2.13(b) of the Replacement Term Loan Agreement and permitted hereunder; provided that, in the case of a Permitted Acquisition funded by amounts described in clause (c) or clause (d), after giving effect to the funding and payment of the Acquisition Consideration (and, for purposes of clause (A) below, the cash portion paid of such Acquisition Consideration) for such Permitted Acquisition on the date of consummation thereof, on a pro-forma basis, (A) Minimum Liquidity (as defined in the Replacement Term Loan Agreement as in effect on the date hereof) equals or exceeds $25,000,000 and (B) Holdings’ Leverage Ratio as of the end of the most recently ended four fiscal quarter period for which financial statements are required to have been delivered pursuant to Section 6.01 does not exceed 3.75:1.00.

“Permitted Acquisition Date” has the meaning specified in Section 7.02(f).

“Permitted Additional Equity” means the cash proceeds received by Holdings from capital contributions to, or issuances of Equity Interests (other than Disqualified Equity Interests) by, Holdings following the Funding Date, net of income taxes payable as a result of any gain recognized in connection therewith, underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Permitted Discretion” means the Administrative Agent’s reasonable judgment exercised in good faith based upon (i) its consideration of any factor which the Administrative Agent believes in good faith: (a) will or could adversely affect the value of any Collateral, the enforceability or priority of the Administrative Agent’s Liens thereon or the amount which the Administrative Agent and the Lenders would be likely to receive (after giving consideration to delays in payment, costs of enforcement and claims that the Administrative Agent determines in its reasonable judgment will need to be satisfied in connection with the realization upon any Collateral) in the liquidation of such Collateral; (b) suggests that any collateral report or financial information delivered to the Administrative Agent, by or on behalf of, the Borrower is incomplete, inaccurate or misleading in any material respect; or (c) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving the Borrower or any of its Subsidiaries or any of the Collateral; and (ii) its consideration of the Loan Parties’ obligations with respect to Bank Products. The parties agree that there is a rebuttable presumption that the Administrative Agent has acted in good faith in its determination of Permitted Discretion.

“Permitted Investments” means investments in:

(a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date;

(b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(c) commercial paper maturing no more than six months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d) certificates of deposit or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent thereof) maturing within six months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and

(e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $2,500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Permitted Refinancing” has the meaning set forth in Section 7.03(q).

“Permitted Waiver” has the meaning set forth in Section 4.02(a)(ii)(A).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the recitals hereto.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), maintained for employees of Holdings or any Subsidiary or any such plan to which Holdings or any Subsidiary is required to contribute on behalf of any of its employees.

“Plan Documents” has the meaning specified in Section 4.02(a)(i)(B).

“Plan Effective Date” means the date on which the Reorganization Plan becomes effective and has been substantially consummated.

“Post Petition” means the time period beginning immediately upon the commencement of the Chapter 11 Cases.

“Pre-Commitment Information” means all information (including financial projections) that was provided to the Administrative Agent or any of the Lenders by the Back Stop Parties, Holdings, the Borrower, the Subsidiaries or any of their respective representatives (or on their behalf) prior to the date of the Commitment Letter in connection with any aspect of the Transaction.

“Pre-Petition Indebtedness” means Indebtedness otherwise permitted under Section 7.03 hereof existing immediately prior to the commencement of the Chapter 11 Cases.

“Pre-Petition Liens” means Liens otherwise permitted under Section 7.01 hereof existing immediately prior to the commencement of the Chapter 11 Cases.

“Pro-Forma Adjustments” has the meaning specified in Section 7.15.

“Pro Rata Percentage” of any Revolving Lender at any time means the percentage of the total Revolving Commitment represented by such Lender’s Revolving Commitment.

“Pro Rata Share” means with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Exposure of such Lender at such time and the denominator of which is the amount of the Exposures at such time. The initial Pro Rata Shares of each Lender are set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Receivables Reserves” means such reserves as may be established with respect to Accounts from time to time by the Administrative Agent, in its Permitted Discretion.

“Register” has the meaning specified in Section 11.07(c).

“Related Agreements” means, collectively, the Replacement Term Loan Facility Documents, the definitive principal agreements and instruments executed and delivered or issued pursuant to or in connection with the Rights Offering and the Exchange Offer Documentation (including all definitive principal agreements and instruments necessary to effect the Restructuring).

“Reliable Notes” means each of the promissory notes dated December 23, 2005 between Holdings and the holders thereof, as amended.

“Reorganization Plan” means the Chapter 11 plan of reorganization, including any exhibits, supplements, appendices and schedules thereto, in the form attached to the Execution Date Certificate, as such plan of reorganization may be amended, modified or supplemented from time to time or any of the terms or conditions thereof waived (with the prior written consent of the Administrative Agent and the Required Lenders, solely with respect to any amendment, modification, supplement or waiver that is materially adverse to the rights and interests of the Administrative Agent and the Lenders, as determined in good faith by the Administrative Agent).

“Replacement Lender” has the meaning specified in Section 11.16(b)(ii).

“Replacement Term Loan Agreement” means the Credit and Guaranty Agreement, dated of even date herewith, by and among the Borrower, Holdings, the Guarantors, the lenders party thereto from time to time and Goldman Sachs Lending Partners LLC, as Administrative Agent and Collateral Agent, or any other definitive credit agreement entered into in connection with the Replacement Term Loan Facility.

“Replacement Term Loan Facility Agent” means Goldman Sachs Lending Partners LLC, in its capacity as Administrative Agent and Collateral Agent, its successors and assigns in such capacity or any other collateral agent or similar representative of the secured parties under any Replacement Term Loan Facility.

“Replacement Term Loan Facility” means a Term Loan facility entered by the Borrower or any Guarantor secured by Replacement Term Loan Facility Liens that are permitted to be incurred hereunder; provided, that on or before the date on which such Indebtedness is incurred:

(a) such Indebtedness is designated by the Borrower, in a certificate of a Responsible Officer delivered to the Administrative Agent, as a “Replacement Term Loan Facility”; and

(b) the collateral agent or other representative with respect to such Indebtedness, the Borrower and each applicable Guarantor, has duly executed and delivered the Intercreditor Agreement.

“Replacement Term Loan Facility Documents” means the definitive loan documentation governing the Replacement Term Loan Facility.

“Replacement Term Loan Facility Liens” means Transaction Liens granted to the Replacement Term Loan Facility Agent under the Replacement Term Loan Facility Documents, at any time, upon (a) Replacement Term Loan Priority Collateral of the Borrower or any Guarantor and (b) Collateral other than Replacement Term Loan Priority Collateral, which Liens in the case of this clause (b) are junior in priority to the Liens on such Collateral purported to be granted pursuant to the Security Documents to the Administrative Agent.

“Replacement Term Loan Priority Collateral” means all “Term Priority Collateral” as defined in the Intercreditor Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Revolving Commitments aggregating more than 50% of the aggregate Revolving Commitments, or if the Revolving

Commitments have been terminated, Lenders whose percentage of Revolving Exposure represents at least a majority of the sum of all Revolving Exposure; provided that Revolving Exposures or Revolving Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all (if any) Receivables Reserves, Inventory Reserves, Bank Product Reserves and Availability Reserves.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer, executive vice president and compliance officer, or vice president and treasurer of such Person and, solely for purposes of completing and signing any notice or certificate described in Sections 2.03, 4.01, 4.02 or 4.03, the treasurer, director of financial planning or controller of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in Holdings, the Borrower or any Subsidiary (or any direct or indirect parent of the Borrower or Holdings), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, (b) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings, the Borrower or any of their respective Subsidiaries (or any direct or indirect parent of the Borrower or Holdings) now or hereafter outstanding, (c) expense reimbursements and management or similar fees payable to the Back Stop Parties or any of their respective Affiliates; (d) any voluntary or optional payment of principal in respect of Indebtedness (other than (i) any such prepayment of Indebtedness under the Loan Documents and (ii) any such prepayment in connection with a refinancing or replacement of such Indebtedness otherwise permitted hereunder), (e) any payment or prepayment of principal of or premium, if any, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Indebtedness under the Existing Term Loan Facility or the Existing Revolving Credit Facility, (f) any payment or prepayment of principal of, premium, if any, or interest or, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, the Senior Subordinated Notes; or (g) so long as any Event of Default exists or would result therefrom, any mandatory payment of principal, or offer of payment, in respect of Indebtedness subordinated in right of payment to the Obligations.

“Restructuring” means the transactions contemplated by the Exchange Offer Documentation or the Reorganization Plan, as applicable.

“Restructuring Documentation” means the Reorganization Plan or the Exchange Offer Documentation, as applicable, and the Related Agreements.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of January 10, 2011, by and among the Borrower, certain of the Guarantors, and the Back Stop Parties, as amended by (a) that certain First Amendment dated as of January 31, 2011, by and among the Borrower, certain of the Guarantors, and the Back Stop Parties, (b) that certain Second Amendment dated as of February 8, 2011, by and among the Borrower, certain of the Guarantors, and the Back Stop Parties and (c) that certain Third Amendment and Joinder dated as of February 15, 2011, by and among the Borrower, certain of the Guarantors, the Back Stop Parties, the Management Holders (as defined therein) and certain other parties thereto.

“Retail Facilities Disposition” means a Disposition of the retail operations of the Borrower and its Subsidiaries.

“Revolver Priority Collateral” means the Collateral other than the Replacement Term Loan Priority Collateral.

“Revolving Availability Period” means the period from and including the Funding Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.07. The aggregate amount of the Lenders’ Revolving Commitments on the Execution Date is $75,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such of such Lender’s Swingline Exposure.

“Revolving Lender” means a Lender with a Revolving Commitment.

“Revolving Loans” means a Loan made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Revolving Maturity Date” means the earliest to occur of (a) the date that is four years and six months after the Funding Date, (b) the Term Loan Early Maturity Date and (c) the Delayed Draw Termination Date.

“Rights Offering” means a rights offering to purchase $60,000,000 of common Equity Interests of Holdings (or SuperHoldings, if applicable) in accordance with the Restructuring, the terms and conditions of which Rights Offering shall otherwise be reasonably acceptable to the Administrative Agent.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Bank Product Obligations” means Bank Product Debt owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates) specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice by the Borrower to the Administrative Agent from time to time) as long as no Default or Event of Default then exists.

“Secured Bank Product Provider” means (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, by the later of the Funding Date or ten (10) days following creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 9.12.

“Secured Obligations” has the meaning specified in Section 1 of the Security Agreement.

“Secured Parties” has the meaning specified in Section 1 of the Security Agreement.

“Security Agreement” means the Guarantee and Security Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit H.

“Security Documents” means the Security Agreement, the Intercreditor Agreement, the Mortgages and each other security agreement, instrument or document executed and delivered pursuant to Section 6.12 or 6.13 to secure any of the Secured Obligations.

“Senior Subordinated Notes” means senior subordinated unsecured notes of the Borrower issued under the Indenture dated as of October 30, 2003, among the Borrower, as issuer, and the Bank of New York, as trustee, among other parties, in an aggregate principal amount of up to $175,000,000, as amended.

A Person is “Solvent” if (a) the fair value of the assets of such Person, at a fair valuation, exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person exceed the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted.

“Special Agent Advance” shall have the meaning assigned to such term in Section 9.11(b).

“Special Joint Venture” shall have the meaning assigned to such term in Section 7.02(p).

“Specified Default” means the occurrence after the Funding Date of any Event of Default specified in Article 8, clauses (a), (b) (but only with respect to Section 6.10(a), 6.11, 6.14 or 7.14), (c) (but only with respect to Section 2.04(f) or 6.07) or (d) (but only with respect to any representation made or deemed to be made by or on behalf of any Loan Party in any Borrowing Base Certificate or any certificate of a Financial Officer accompanying any financial statement).

“Specified Equity Contribution” shall have the meaning assigned to such term in Section 7.14(b).

“Specified Transaction” means (a) any disposition of all or substantially all the assets of or all the Equity Interests of any Subsidiary or of any division or product line of a Borrower or any of its Subsidiaries, (b) any Permitted Acquisition, (c) any proposed incurrence of Indebtedness or (d) the proposed making of a dividend permitted hereunder.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“SuperHoldings” means the direct owner of all of the Equity Interests of Holdings.

“SuperHoldings Formation Transaction” means a transaction, including a merger and share exchange, through which Holdings becomes a direct wholly owned subsidiary of SuperHoldings without the payment of any cash consideration to the holders of Equity Interests of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement,

or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means the commitment of the Swingline Lender to make loans pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.12.

“Swingline Exposure” means at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means Bank of America.

“Swingline Loan” means any Loan made by the Swingline Lender pursuant to Section 2.12.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means each loan made to the Borrower pursuant to the Replacement Term Loan Facility.

“Term Loan Early Maturity Date” means the earliest of the following dates: (a) the date that is six months prior to the earliest date that any Term Loan finally matures or is otherwise payable in full, (b) the Delayed Draw Termination Date (as defined in the Replacement Term Loan Agreement), and (c) if any Replacement Term Loan Document is amended to provide for a principal payment on any Term Loan to become payable on a date (the “Early Payment Date”) that is earlier than the date that is six months after the Revolving Maturity Date (and earlier than the date that such payment is payable pursuant to the Replacement Term Loan Documents as in effect on the Execution Date), the date that is six months prior to such Early Payment Date.

“Terminated Lender” has the meaning specified in Section 11.16(a).

“Test Period” shall have the meaning assigned to such term in Section 7.14(a).

“Title Policy” has the meaning specified in Section 4.02(x)(iii).

“Transaction” means, collectively, (a) the entering into of this Agreement and the funding of the Loans, (b) the entering into of the Replacement Term Loan Facility and the funding of loans in connection therewith, (c) the Restructuring, and (d) all transactions related hereto or thereto occurring on or before the Funding Date.

“Transaction Liens” means the Liens on Collateral granted by the Loan Parties under the Security Documents.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“UCC” has the meaning specified in Section 1 of the Security Agreement.

“United States” and “U.S.” mean the United States of America.

“Unsecured Creditors Committee” means the official committee of unsecured creditors that is appointed in the Chapter 11 Cases.

“Unused Amount” means, for any period, the average daily unused amount of the Commitments of the Lenders during such period.

“Voting Securities” means, with respect to any Person, Equity Interests of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)(i) The words “herein,” “hereto,” “hereof’ and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms. (a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 6.01(a), 6.01(b) and 6.01(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 6.02(h), if applicable). Notwithstanding the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with GAAP as in effect on the date hereof and all accounting terms shall have the meanings assigned to them in conformity with GAAP as in effect on the date hereof. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as applied prior to such change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to this Agreement shall, following any Specified Transaction, be calculated on a pro forma basis with Pro-Forma Adjustments in accordance with Section 7.15.

Section 1.04. Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component,

carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit (including any amendments thereto) after giving effect to all increases thereof contemplated by such Letter of Credit, whether or not such maximum face amount is in effect at such time.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments and Borrowing Base Determination.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on and after the Funding Date until the earlier of one Business Day prior to the Revolving Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding the lesser of (A) such Lender’s Revolving Commitment, and (B) such Lender’s Pro Rata Percentage multiplied by the Borrowing Base then in effect. Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

(b) The Administrative Agent shall (i) promptly notify the Borrower in writing (including via e-mail) whenever it determines that the Borrowing Base set forth on a Borrowing Base Certificate differs from the Borrowing Base, (ii) discuss the basis for any such deviation and any changes proposed by the Borrower, including the reasons for any impositions of or changes in Reserves or any change in advance rates with respect to Eligible Accounts (in the Administrative Agent’s Permitted Discretion and subject to Section 2.14(a)) or eligibility criteria, with the Borrower, (iii) consider, in the exercise of its Permitted Discretion, any additional factual information provided by the Borrower relating to the determination of the Borrowing Base and (iv) promptly notify the Borrower of its decision with respect to any changes proposed by the Borrower. Pending a decision by the Administrative Agent to make any requested change, the initial determination of the Borrowing Base by the Administrative Agent shall continue to constitute the Borrowing Base.

Section 2.02. Loans.

(a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of Base Rate Loans, not less than $500,000 and (B) in the case of Eurodollar Rate Loans, an integral multiple of $250,000 and not less than $1,000,000, or (ii) equal to the remaining available balance of the applicable Revolving Commitments.

(b) Subject to Section 3.02, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or cause the Borrower to pay additional amounts pursuant to Section 3.01. Borrowings of more than one Type may be outstanding at the same time; provided further that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than six Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 3:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

(f) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.13(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each Revolving Lender of such LC Disbursement and its Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Revolving Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Loan of such Lender, and such payment shall be deemed to have reduced the LC Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.13(e) prior to the time that any Revolving Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Rate, and for each day thereafter, the Base Rate.

Section 2.03. Borrowing Procedure. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telecopy or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed) or telephone (promptly confirmed by telecopy) (i) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Base Rate Borrowing (other than Swingline Loans), not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, subject to Sections 2.09, 3.02 and 3.03, and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02; and

(f) that the conditions set forth in Section 4.03(b) and (c) are satisfied or waived as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (d) above). Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each

Lender’s share thereof. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender. The Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit A. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered permitted assigns).

(f) On and after the Funding Date, all funds held by the Borrower or any other Loan Party (other than petty cash accounts funded in the ordinary course of business, the deposits in which shall not aggregate more than $2,000,000 or exceed $100,000 with respect to any one account (or in each case, such greater amounts to which the Administrative Agent may agree), and payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law) shall be deposited in one or more bank or investment accounts, subject to account control agreements in form and substance reasonably satisfactory to the Administrative Agent, and all proceeds of Accounts of Borrower and each other Loan Party shall be immediately deposited in a lockbox with Bank of America or such other lockbox provider that is reasonably acceptable to the Administrative Agent (it being agreed that the lockbox provider under the Existing Revolving Credit Agreement is acceptable to the Administrative Agent); provided, that, in the event that after the use of commercially reasonable efforts the Loan Parties are unable to obtain account control agreements and/or establish a lockbox with Bank of America or another lockbox provider on or prior to the Funding Date, all funds may be deposited by the Borrower or any other Loan Party in an account not subject to an account control agreement and/or any proceeds of Accounts shall not be required to be deposited into a lockbox, in each case for a period not exceeding 45 days following the Funding Date, so long as such account control agreements and lockbox accounts shall be entered into and delivered to the Administrative Agent and/or established within a reasonable period of time (and in any event prior to the expiration of such 45-day period) after the Funding Date. Following the occurrence and during the continuance of a Specified Default or if, for five consecutive Business Days after the Funding Date, the Excess Availability Requirement is not met (each, a “Cash Dominion Event”), all such funds shall be applied on a daily basis to the repayment of the Swingline Loans and, thereafter, to any Revolving Loans which become due, without a reduction in the Aggregate Commitments until (i) such Specified Default is cured or waived and/or (ii) Excess Availability has exceeded the Excess Availability Requirement for 30 consecutive days; provided, that a Cash Dominion Event may not be so cured on more than two (2) occasions in any period of 365 consecutive days.

Section 2.05. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (except as otherwise provided in Section 2.11(b)) a commitment fee (a “Commitment Fee”) during the period from and including the Funding Date to but excluding the date on which the Aggregate Commitments terminate, equal to (i) 0.375% per annum on the Unused Amount, to the extent the Unused Amount is less than 50% of the Aggregate Commitments and (ii) 0.50% per annum on the Unused Amount, to the extent the Unused Amount is equal to or greater than 50% of the Aggregate Commitments. Accrued Commitment Fees shall be payable monthly in arrears in the case of Commitment Fees in respect of the Revolving Commitments and on the date on which the Revolving Commitments terminate; provided, however, the amount earned, due and payable on the first such date shall be pro-rated for the number of days from the Funding Date to and including the first payment date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Rate Loans pursuant to Section 2.06, as described on Annex I attached hereto, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Funding Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Funding Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder as agreed among the Borrower and the Issuing Lender from time to time. LC Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Funding Date;

provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand (including documentation reasonably supporting such request). Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after written demand (together with backup documentation supporting such reimbursement request). All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders (other than Defaulting Lenders), except that the Fronting Fees shall be paid directly to the Issuing Bank. Once paid, none of the fees shall be refundable under any circumstances.

Section 2.06. Interest on Loans.

(a) Subject to the provisions of Section 2.06(c), the Loans comprising each Base Rate Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Notwithstanding the foregoing, effective upon written notice from the Administrative Agent (at the direction of the Required Lenders) while any Event of Default exists under Section 8.01(a), (f) or (g), all Obligations shall bear interest, after as well as before judgment, at a per annum rate equal to the Default Rate.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.06 shall be payable on demand and, absent demand, on each Interest Payment Date and upon termination of the Revolving Commitments, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 365/366 days, except that interest computed by reference to the Eurodollar Rate (other than Base Rate Loans determined by reference to the Eurodollar Rate) and all fees shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

Section 2.07. Termination and Reduction of Commitments.

(a) The Revolving Commitments, the Swingline Commitment, and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) any such reduction shall be in an amount that is an integral multiple of $1,000,000 and (ii) the Revolving Commitments shall not be terminated or reduced if after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the Aggregate Exposures would exceed the Aggregate Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under paragraph (b) of this Section 2.07 at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.07 shall be irrevocable except that, to the extent delivered in connection with a refinancing of the Obligations, such notice shall not be irrevocable until such refinancing is closed and funded. Any effectuated termination or reduction of the Aggregate Commitments shall be permanent. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

Section 2.08. Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than six Eurodollar Borrowings outstanding hereunder at any one time. This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election by telephone or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election, subject to Section 3.03. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit B, unless otherwise agreed to by the Administrative Agent and the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.09. Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty, any Borrowing, in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000.

(b) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all the outstanding Revolving Borrowings and all outstanding Swingline Loans and Cash Collateralize or backstop on terms reasonably satisfactory to the Administrative Agent the LC Exposure in accordance with Section 2.13(j).

(ii) In the event of any partial reduction of the Revolving Commitments, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Lenders of the Aggregate Exposures after giving effect thereto and (B) if the Aggregate Exposures would exceed the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base then in effect, after giving effect to such reduction, then the Borrower shall, on the date of such reduction (or, if such reduction is due to the imposition of a new Reserve or a change in the methodology of calculating an existing Reserve, within six Business Days following such notice), first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(iii) In the event that the Aggregate Exposures at any time exceeds the lesser of (i) the Aggregate Commitments or (ii) the Borrowing Base then in effect, the Borrower shall, immediately after demand (or, if such overadvance is due to the imposition of a new Reserve or a change in the methodology of calculating an existing Reserve, or change in eligibility standards, within six Business Days following notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, in accordance with this Section 2.09(b)(iii). The Borrower shall, first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, the Borrower shall, without notice or demand, immediately replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(v) No later than the third Business Day following the date of receipt by Holdings or any of its Subsidiaries, or the Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds after the Funding Date, the Borrower shall, subject to Section 3.4 of the Intercreditor Agreement, prepay the outstanding Loans at such time in an aggregate amount equal to the Net Insurance/Condemnation Proceeds in respect of Revolver Priority Collateral; provided, (A) so long as no Default or Event of Default shall have occurred and be continuing, and (B) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Funding Date through the applicable date of determination do not exceed $10,000,000, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest such Net Insurance/Condemnation Proceeds in long term assets used or useful in the business of the Borrower and its Subsidiaries (including but not limited to Permitted Acquisitions or Investments permitted pursuant to Section 7.02(f) and Section 7.02(q)) within 180 days of receipt thereof (or to the extent commitments to invest such amounts have been entered into by such date, within 90 days thereafter).

(vi) No later than the third Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from the Retail Facilities Disposition in respect of Revolver Priority Collateral, prepay the outstanding Loans and interest thereon at such time in an aggregate amount equal to such Net Cash Proceeds.

(vii) For the avoidance of doubt, no prepayment made pursuant to clause (v) or (vi) above shall result in a reduction of the Aggregate Commitments.

(c) Application of Prepayments.

(i) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (i) of this Section 2.09(c). Unless a Cash Dominion Event then exists and is continuing, except as provided in Section 2.09(b)(iii) hereof, all mandatory prepayments shall be applied as follows: first, to fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to the Loan Documents; second, to interest then due and payable on the Borrower’s Swingline Loan; third, to the principal balance of the Swingline Loan outstanding until the same has been prepaid in full; fourth, to interest then due and payable on the Revolving Loans and other amounts due pursuant to Sections 2.10, 3.01 and 3.05; fifth, to the principal balance of the Revolving Loans until the same have been prepaid in full; sixth, to Cash Collateralize all LC Exposure plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.13(j) hereof); seventh, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and eighth, as required by the Intercreditor Agreement or, in the absence of any such requirement, returned to the Borrower or to such party as otherwise required by law.

(ii) Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Rate Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.09 shall be in excess of the amount of the Base Rate Loans at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Borrower, the balance of such required prepayment shall be either (A) deposited in the LC Collateral Account and applied to the prepayment of Eurodollar Rate Loans on the last day of the then next-expiring Interest Period for Eurodollar Rate Loans (with all interest accruing thereon for the account of the

Borrower) or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.10. Notwithstanding any such deposit in the LC Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(d) Notice of Prepayment. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Borrowing, not later than 4:00 p.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each notice of prepayment pursuant to this Section shall be irrevocable, except that the Borrower may, by subsequent notice to the Administrative Agent, revoke any such notice of prepayment if such notice of revocation is received not later than 10:00 a.m. (New York City time) on the day on which such prepayment is scheduled to occur and, provided that (i) the Borrower reimburses each Lender pursuant to Section 3.05 for any funding losses within five Business Days after receiving written demand therefor and (ii) the amount of Loans as to which such revocation applies shall be deemed converted to (or continued as, as applicable) Base Rate Loans in accordance with the provisions of Section 2.08 as of the date of notice of revocation (subject to subsequent conversion in accordance with the provisions of this Agreement). Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.10. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 3.01, 3.04 and 3.05, or otherwise) at or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.01, 3.04, 3.05 and 11.04 shall be made to the Administrative Agent for the benefit of to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied in the manner as provided in Section 2.09(c) or 10.02 hereof, as applicable, ratably among the parties entitled thereto.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Loan Parties rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Loan Party in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.02(f), 2.10(d), 2.12(d) or 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.11. Defaulting Lenders.

(a) Reallocation of Pro Rata Share; Amendments. For purposes of determining the Lenders’ obligations to fund or acquire participations in Loans or Letters of Credit, the Administrative Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata Shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 11.01.

(b) Payments; Fees. The Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to the Administrative Agent such amounts until all Obligations owing to the Administrative Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. The Administrative Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to the Borrower hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the Commitment Fee under Section 2.05(a). To the extent any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, LC Participation Fees attributable to such LC Obligations under Section 2.05(c) shall be paid to such other Lenders. The Administrative Agent shall be paid all LC Participation Fees attributable to LC Obligations that are not so reallocated.

(c) Cure. The Borrower, Administrative Agent and Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata Shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Loans, LC Obligations and other exposures under the Commitments shall be reallocated among Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Shares. Unless expressly agreed by the Borrower, Administrative Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

Section 2.12. Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender may, but shall not be obligated to, make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $7,000,000 or (ii) the Aggregate Exposures exceeding the lesser of (A) the Aggregate Commitments and (B) the Borrowing Base then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 4:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.13(e), by remittance to the Issuing Bank) by 5:00 p.m., New York City time, on the requested date of such Swingline Loan. The Borrower shall not request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing. Swingline Loans shall be made in minimum amounts of $100,000.

(c) Prepayment. The Borrower shall have the right at any time and from time to time to repay, without premium or penalty, any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to the Administrative Agent before 4:00 p.m., New York City time on the date of repayment at the Swingline Lender’s address for notices specified in the Swingline Lender’s Administrative Questionnaire. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

(d) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 4:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.13. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for the Borrower’s account or the account of a Subsidiary of the Borrower in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that the Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of or in favor of a Subsidiary). All Existing Letters of Credit shall be deemed, without further action by any party hereto, to have been issued on the Funding Date pursuant to this Agreement, and the Lenders shall thereupon acquire participations in the Existing Letters of Credit as if so issued without further action by any party hereto, to be acquired by the Lenders hereto. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) a LC Request to the Issuing Bank and the Administrative Agent not later than 1:00 p.m. on the second Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is reasonably acceptable to the Issuing Bank). A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (vii) such other matters as the Issuing Bank may reasonably require. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank (w) the Letter of Credit to be amended, renewed or extended; (x) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day), (y) the nature of the proposed amendment, renewal or extension, and (z) such other matters as the Issuing Bank may reasonably require. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application substantially on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant (solely in the case of (w) and (x)) that, after giving effect to such issuance, amendment, renewal or extension (A) the LC Exposure shall not exceed $25,000,000, (B) the total Revolving Exposures shall not exceed the lesser of (1) the total Revolving Commitments and (2) the Borrowing Base then in effect and (C) if a Defaulting Lender exists, either such Lender or the Borrower has entered into arrangements satisfactory to the Administrative Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. Unless the Issuing Bank shall otherwise agree, no Letter of Credit shall be denominated in a currency other than Dollars.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is one year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree and, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and, unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank (in which case the expiry may extend no longer than twelve months after the Letter of Credit Expiration Date) the Letter of Credit Expiration Date. Each Standby Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but, subject to the foregoing, not beyond the date that is after the Letter of Credit Expiration Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.13, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the Business Day after receiving notice from the Issuing Lender of such LC Disbursement; provided that, whether or not the Borrower submits a Borrowing Request, the Borrower shall be deemed to have requested (except to the extent the Borrower makes payment to reimburse such LC Disbursement when due) a Base Rate Borrowing in an amount necessary to reimburse such LC Disbursement. If the Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, distribute such payment to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute.

(i) Subject to the limitations set forth below, the obligation of the Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.13 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.13, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder; provided that the Borrower shall have no obligation to reimburse the Issuing Bank to the extent that such payment was made in error due to the gross negligence, bad faith, or willful misconduct of the Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction). Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct, or bad faith on the part of the Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(ii) The Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by the Borrower or other Person of any obligations under any LC Document. The Issuing Bank does not make to the Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, such documents or any Loan Party. The Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Document; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.

(iii) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. The Issuing Bank shall not have any liability to any Lender if the Issuing Bank refrains from any action under any Letter of Credit or such LC Documents until it receives written instructions from the Required Lenders.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.13(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.13, then Section 2.06(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.13 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower. The Issuing Bank may be replaced at any time by agreement between the Borrower and the Administrative Agent, provided that so long as no Default or Event of Default exists, such successor Issuing Bank shall be reasonably acceptable to the Borrower. One or more Lenders may be appointed as additional Issuing Banks in accordance with subsection (k) below. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, the Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(j) Cash Collateralization.

(i) If any Specified Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent (acting at the request of the Required Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount in cash equal to 101.5% of the LC Exposure as of such date. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement, but shall be immediately released and returned to the Borrower (in no event later than two (2) Business Days) once all Specified Defaults are cured or waived. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made only in Cash Equivalents and at the direction of the Borrower and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrower.

(ii) The Borrower shall, on demand by the Issuing Bank or the Administrative Agent from time to time, Cash Collateralize the Fronting Exposure associated with any Defaulting Lender.

(k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

(l) The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Funding Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Funding Date and which the Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

(m) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

Section 2.14. Determination of Borrowing Base.

(a) Eligible Accounts. On any date of determination of the Borrowing Base, all of the Accounts owned by all Loan Parties (other than Holdings) and reflected in the most recent Borrowing Base Certificate delivered by the Borrower to the Administrative Agent shall be “Eligible Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Funding Date, to adjust any of the criteria set forth below, to establish new criteria with respect to Eligible Accounts and to adjust the advance rates, in each case, in its Permitted Discretion, subject to the approval of all Lenders in the case of adjustments, new criteria or increases in advance rates which have the effect of making more credit available than would have been available if the standards in effect on the Funding Date had continued to be in effect. Eligible Accounts shall not include any of the following Accounts:

(i) any Account in which the Administrative Agent, on behalf of the Secured Parties, does not have a first priority (except to the extent of Liens permitted under Section 7.01(c) hereof) perfected Lien;

(ii) any Account that is not owned by a Loan Party;

(iii) any Account due from an Account Debtor that is not domiciled in the United States or Canada and (if not a natural person) organized under the laws of the United States or Canada or any political subdivision thereof to the extent all such Accounts exceed $2,000,000 (or its equivalent in Canadian Dollars) in the aggregate;

(iv) any Account that is payable in any currency other than Dollars or Canadian Dollars;

(v) any Account that does not arise from the sale of goods or the performance of services by such Loan Party in the ordinary course of its business;

(vi) any Account that does not comply in all material respects with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority;

(vii) any Account (A) as to which a Loan Party’s right to receive payment is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied, (B) as to which a Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process, (C) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Loan Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer, or (D) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional except that Accounts arising from sales which are on a cash-on-delivery basis (to the extent such cash-on-delivery is in the ordinary course of business) shall not be deemed ineligible pursuant to this Section 2.14(a)(vii) until 14 days after the shipment of the goods relating thereto;

(viii) to the extent that any defense, counterclaim or dispute arises, or the Account is, or is reasonably likely to become, subject to any right of set-off by the Account Debtor, to the extent of the amount of such set-off, it being understood that the remaining balance of the Account shall be eligible;

(ix) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(x) any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Administrative Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of the Loan Parties;

(xi) any Account that arises from a sale to any director, officer, other employee or Affiliate of a Loan Party, or to any entity (other than portfolio companies owned by any Back Stop Party to the extent such underlying sale is at arms-length) that has any common officer or director with a Loan Party;

(xii) any Account that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default at any time upon the occurrence of any of the following:

(A) such Account is not paid and is more than 60 days past due according to its original terms of sale; or

(B) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors, fails to pay its debts generally as they come due, or is classified by the Borrower and its Subsidiaries as “cash only, bad check,” as determined by the Borrower and its Subsidiaries in the ordinary course of business consistent with past-practice;

(C) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; provided that so long as an order exists permitting payment of trade creditors specifically with respect to such Account Debtor and such Account Debtor has obtained adequate post-petition financing to pay such Accounts, the Accounts of such Account Debtor shall not be deemed ineligible under the provisions of this clause (C) to the extent the order permitting such financing allows the payment of the applicable Account;

(D) the Borrower or its Subsidiaries grant extended payment terms to the Account Debtor for such Account to the extent all such Accounts exceed $7,000,000 in the aggregate; or

(E) the Account is classified by the Borrower or its Subsidiaries as “high risk” as determined by the Borrower and its Subsidiaries in the ordinary course of business consistent with past practice;

(xiii) any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the dollar amount of all Accounts owing by such Account Debtor are ineligible under the criteria set forth in clause (xii) above;

(xiv) any Account as to which any of the representations or warranties in the Loan Documents are untrue in any material respect (to the extent such materiality relates to the amount owing on such Account);

(xv) any Account which is evidenced by a judgment, Instrument or Chattel Paper and such Instrument or Chattel Paper is not pledged and delivered to the Administrative Agent under the Security Documents;

(xvi) any Account on which the Account Debtor is a Governmental Authority, unless the applicable Loan Party has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to Applicable Law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; and

(xvii) any Account arising on account of a supplier rebate, unless the Borrower has received a waiver of offset from the supplier in form and substance reasonably satisfactory to the Administrative Agent.

(b) Eligible Inventory. For purposes of this Agreement, Eligible Inventory shall exclude any Inventory to which any of the exclusionary criteria set forth below applies. The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Funding Date, to adjust any of the criteria set forth below, to establish new criteria with respect to Eligible Inventory and to adjust advance rates, in each case, in its Permitted Discretion, subject to the approval of all

Lenders in the case of adjustments, new criteria or increases in the advance rates which have the effect of making more credit available than would have been available if the standards in effect on the Funding Date had continued to be in effect. Eligible Inventory shall not include any Inventory of the Loan Parties that:

(i) is not solely owned by a Loan Party, or is leased by or is on consignment to a Loan Party, or the Loan Parties do not have title thereto;

(ii) the Administrative Agent, on behalf of the Secured Parties, does not have a first priority (except such Liens as permitted by Section 7.01(c) hereof) perfected Lien upon;

(iii)(A) is stored at a location not owned by a Loan Party unless (x) the Administrative Agent has given its prior consent thereto, (y) a reasonably satisfactory Landlord Lien Waiver and Access Agreement has been delivered to the Administrative Agent, or (z) Landlord Lien Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, or (B) is stored with a bailee or warehouseman unless either (x) a reasonably satisfactory acknowledged bailee waiver letter has been received by the Administrative Agent, or (y) Landlord Lien Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto; but only to the extent the aggregate amount of Inventory otherwise excluded pursuant to this paragraph (iii) exceeds $1,000,000;

(iv)(A) is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Administrative Agent is in place with respect to such Inventory or (B) is in transit (except to the extent such Inventory (x) is purchased under documentary Letters of Credit and is in transit (1) from any location in the United States for receipt by a Loan Party within fifteen (15) days of the date of determination or (2) any location outside of the United States for receipt by a Loan Party within 60 days of the date of determination), for which the document of title, to the extent applicable, reflects a Loan Party as consignee (along with delivery to such Loan Party of the documents of title, to the extent applicable, with respect thereto), and as to which the Administrative Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory, or (y) is in transit between locations leased, owned or occupied by a Loan Party);

(v) is covered by a negotiable document of title, unless such document has been delivered to the Administrative Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of landlords, carriers, bailees and warehousemen if clause (ii) has been complied with;

(vi) is unsalable, shopworn, seconds, damaged or unfit for sale, in each case, as determined in the ordinary course of business by the Loan Parties;

(vii) consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

(viii) is not of a type held for sale in the ordinary course of the Loan Parties’, as applicable, business;

(ix) except as otherwise agreed by the Administrative Agent, does not conform in all material respects to the representations or warranties pertaining to Inventory set forth in the Loan Documents;

(x) is subject to any licensing arrangement or any other trademark or other proprietary rights of any Person, the effect of which would be to limit the ability of the Administrative Agent, or any Person selling the Inventory on behalf of the Administrative Agent, to sell such Inventory in enforcement of the Administrative Agent’s Liens without further consent or payment to the licensor or such other Person (unless such consent has then been obtained);

(xi) is not covered by casualty insurance maintained as required by Section 6.07; or

(xii) is acquired in a Permitted Acquisition, unless the Administrative Agent shall have received or conducted (1) within 45 days after the consummation of such Permitted Acquisition, appraisals, from appraisers reasonably satisfactory to the Administrative Agent, of such Inventory to be acquired in such Permitted Acquisition and (2) prior to the consummation of such Permitted Acquisition, a commercial finance examination and such other due diligence as the Administrative Agent may reasonably require in order to determine the appropriate advance rate against such Inventory, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent. As long as the Administrative Agent has received reasonable prior notice of such Permitted Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use reasonable best efforts to complete such due diligence and commercial finance examination on or prior to the closing date of such Permitted Acquisition.

Section 2.15. Intentionally Omitted.

Section 2.16. Reserves; Changes to Reserves.

(a) The initial Availability Reserves as of the Funding Date are the following:

(i) Landlord Lien Reserve: An amount equal to three months’ rent for all of the leased locations of the Borrower and its Subsidiaries at which Inventory is stored, other than leased locations with respect to which the Administrative Agent has received a Landlord Lien Waiver and Access Agreement.

(ii) Dilution Reserve: A dilution reserve equal to the amount (if any) by which dilution for accounts receivable of the Borrower and its Subsidiaries exceeds 5%.

(b) The Administrative Agent may hereafter establish additional Reserves or change any of the foregoing Reserves, in its Permitted Discretion, provided that such Reserves shall not be established or changed except upon not less than six (6) Business Days’ notice to the Borrower (during which period the Administrative Agent shall be available to discuss any such proposed Reserve with the Borrower).

Section 2.17. Settlement Amongst Lenders.

(a) The Swingline Lender may, at any time (but, in any event shall weekly), on behalf of the Borrower (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the Administrative Agent to cause the Lenders to make a Revolving Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Pro Rata Percentage of the Outstanding Amount of Swingline Loans, which request may be made regardless of whether the conditions set forth in Section 4.03 have been satisfied. Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Loan to be made by the Lenders and the request therefor is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

(b) The amount of each Lender’s Pro Rata Percentage of outstanding Revolving Loans (including outstanding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swingline Loans) and repayments of Revolving Loans (including Swingline Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(c) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans (including Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its applicable Pro Rata Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender with respect to Revolving Loans to the Borrower (including Swingline Loans) shall be equal to such Lender’s applicable Pro Rata Percentage of Revolving Loans (including Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the

Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

Section 2.18. Super Priority Nature of Obligations. If the Chapter 11 Cases have commenced, upon and after entry of the Interim Approval Order, at all times prior to the Plan Effective Date, all Obligations shall constitute administrative expenses of the Loan Parties in the Chapter 11 Cases, with administrative priority under Section 364(c)(1) of the Bankruptcy Code, all as set forth in, and qualified entirely by, the Interim Approval Order and the Final Approval Order. Except as described in the Interim Approval Order or the Final Approval Order, whichever is then in effect, such administrative claim shall have priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, and shall at all times be senior to the rights of the Loan Parties, the estates of the Loan Parties, and any successor trustee or estate representative in the Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code.

Section 2.19. Payment of Obligations. Upon (a) the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents or (b) the Delayed Draw Termination Date, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations (other than contingent indemnification obligations and expense reimbursement obligations not yet due and payable (excluding any such obligations relating to expenses where written demand is prohibited by the automatic stay)) without further application to or order of the Bankruptcy Court.

Section 2.20. No Discharge; Survival of Claims. Holdings and the Borrower, on behalf of itself and its Subsidiaries, agree that, if the Chapter 11 Cases have commenced, (a) the Obligations hereunder shall not be discharged by the entry of the Confirmation Order or any other order confirming any plan of reorganization of any or all of Holdings, the Borrower and their respective Subsidiaries (and each of Holdings and the Borrower, on behalf of itself and its Subsidiaries, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge), and (b) the super-priority administrative claim granted to the Administrative Agent and the Lenders pursuant to the Interim Approval Order and the Final Approval Order and described therein shall not be affected in any manner by the entry of the Confirmation Order or any other order confirming any plan of reorganization of any or all of Holdings, the Borrower and their respective Subsidiaries.

ARTICLE 3

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the Issuing Bank, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the Issuing Bank for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the Issuing Bank shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Issuing Bank, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Bank, or have any obligation to pay to any Lender or the Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Bank, as the case may be. If the Administrative Agent, any Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.02. Illegality. If any Lender determines in good faith that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans the interest of which is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates. If the Required Lenders determine in good faith that for any reason (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines in good faith that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, in each case after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by the definition of “Eurodollar Rate”), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines in good faith that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, in each case after the date hereof, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

Section 3.05. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay (including without limitation pursuant to Section 2.09(d)), borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.16;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06. Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 11.16.

Section 3.07. Obligation to Mitigate. Each Lender agrees that, if such Lender shall request any compensation under any of Section 3.01, 3.02 or 3.04, such Lender shall use reasonable efforts to make, issue, fund or maintain its Loans through another Lending Office of such Lender, if in the judgment of such Lender doing so would eliminate or reduce the amounts of any such payments and would not otherwise be disadvantageous to such Lender, but only so long as the Borrower shall pay all incremental expenses incurred by such Lender as a result of utilizing such other Lending Office. A certificate as to the amount of any expenses payable by the Borrower pursuant to this Section 3.07 (setting forth in reasonable detail the bases for requesting such amount) submitted by such Lender to the Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 3.08. Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Conditions of Initial Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent (the date on which such conditions having been satisfied being referred to herein as the “Execution Date”):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Execution Date (or, in the case of certificates of governmental officials, a recent date before the Execution Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) the Fee Letter and the Intercreditor Agreement, each duly executed by all parties thereto;

(iii) an executed Execution Date Certificate, together with all attachments thereto, including, without limitation, (A) draft copies of the Exchange Offer Documentation as of the Execution Date, all of which shall be in form and substance satisfactory to the Administrative Agent and approved by the Administrative Agent as of the Execution Date, (B) a draft copy of the Reorganization Plan in form and substance satisfactory to the Administrative Agent and approved by the Administrative Agent as of the Execution Date, and (C) the Restructuring Support Agreement and the Backstop Agreement, each of which shall be in full force and effect and shall not have been amended or modified in any manner that is materially adverse to the rights or interests of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent) (it being acknowledged that the Restructuring Support Agreement and the Backstop Agreement (in each case without giving effect to any amendments, modifications or supplements thereto) are acceptable to the Administrative Agent);

(iv) the Historical Financial Statements and a pro forma consolidated balance sheet of the Borrower dated as of the Funding Date (as such date is contemplated on the Execution Date) calculated after giving effect to the Transaction;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and Holdings evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower and Holdings are duly organized or formed, and that both the Borrower and Holdings are validly existing, in good standing and qualified to engage in business in the jurisdictions of its organization or formation listed opposite its name on Schedule 4.02(b);

(vii) executed copies of the favorable customary written opinions of (A) Kirkland & Ellis LLP, counsel to the Borrower and the Loan Parties, and (B) Pepper Hamilton LLP, special Pennsylvania counsel to the Borrower and the Loan Parties, in each case covering such matters concerning the Borrower and the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request, dated as of the Execution Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and the Borrower and Holdings hereby instruct such counsel to deliver such opinions to the Administrative Agent and the Lenders); and

(viii) a copy certified by a Responsible Officer of the Borrower of the Replacement Term Loan Agreement and all schedules and exhibits thereto, together with reasonably satisfactory evidence of its simultaneous effectiveness in accordance with its terms. The terms, conditions and provisions of the Replacement Term Loan Agreement, including, without limitation, the definition and calculation of “Consolidated Excess Cash Flow” and its component definitions contained therein, shall be reasonably satisfactory to the Administrative Agent.

(b) The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent reimbursable under the Fee Letter or other Loan Documents and invoiced prior to or on the Execution Date.

(c) The representations and warranties of Holdings and the Borrower contained in Article 5 or any other Loan Document executed on the Execution Date, shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the Execution Date.

(d) The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 5.13(a).

(e) Each Loan Party shall have obtained all governmental authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents on the Execution Date and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(f) There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent and the Lenders, singly or in the aggregate, materially impairs the transactions contemplated by the Loan Documents, or that would reasonably be expected to have a Material Adverse Effect.

(g) As of the Execution Date, no event shall have occurred and be continuing or would result from the execution and delivery of this Agreement that would constitute an Event of Default or a Default.

Section 4.02. Conditions to the Initial Credit Extension and Funding Date. The obligation of each Lender and, if applicable, each Issuing Bank, to fund the initial Credit Extension requested to be made by it on the Funding Date (and the occurrence of the Funding Date) is subject to satisfaction of the following conditions precedent:

(a) Restructuring Matters.

(i) Bankruptcy Matters. If the Chapter 11 Cases have commenced, then:

(A) (x) on or before the forty-fifth (45th) day after the Petition Date, the Bankruptcy Court shall have entered, upon the Approval Motion, on such prior notice as may be reasonably satisfactory to the Administrative Agent, a final order, in substantially the form of the Interim Approval Order with only such modifications as are satisfactory in form and substance to the Administrative Agent in its sole discretion, that, among other things, on a final basis (1) approves, and authorizes the Debtors to perform all obligations under the Loan Documents, solely to the extent such obligations arise prior to the Funding Date and to assume the Commitment Letter and Fee Letter and perform all obligations thereunder, (2) approves and authorizes the incurrence and payment by the Debtors of related fees, interest, indemnities and expenses in connection therewith, and (3) grants the Administrative Agent and the Lenders (I) superpriority administrative claims with respect to the Obligations arising prior to the Funding Date, and (II) other customary benefits and protections for a financing of this type (the “Final Approval Order”); (y) the Final Approval Order shall be in full force and effect and shall not have been stayed, reversed or vacated, or, without the prior written consent of the Administrative Agent and the Required Lenders, otherwise amended or modified in any manner that is materially adverse to the rights or interests of any or all of the Administrative Agent and Lenders, as determined in good faith by the Administrative Agent (it being understood and agreed that any amendment or modification to the priority of the administrative claims set forth in the Final Approval Order shall be deemed to be a modification that is materially adverse to the rights and interests of the Administrative Agent and the Lenders for purposes hereof); and (z) the Bankruptcy Court shall not have entered any order (including any order approving any debtor-in-possession financing or cash collateral arrangement) that conflicts with or is inconsistent with any of the provisions of the Final Approval Order in any material respect; and

(B) (w) the Bankruptcy Court shall have entered a final order in form and substance reasonably satisfactory to the Administrative Agent (the “Confirmation Order”) confirming the Reorganization Plan for the Debtors; (x) the Confirmation Order shall approve the funding hereunder and all other transactions contemplated hereby, shall be in full force and effect, shall not have been stayed by the Bankruptcy Court or by any other court having jurisdiction to issue any such stay, and the time to appeal the Confirmation Order to seek review, rehearing or certiorari with respect to the Confirmation Order shall have expired, and shall not have been stayed, reversed or vacated, or otherwise amended or modified in any manner that is materially adverse to the rights or interests of any or all of the Administrative Agent and Lenders (as determined in good faith by the Administrative Agent) unless the Administrative Agent and the Required Lenders have so consented in writing; (y) all documents and agreements relating to the Reorganization Plan or the consummation thereof (collectively, the “Plan Documents”) shall be in form and substance consistent with this Agreement and the Restructuring Support Agreement and otherwise reasonably satisfactory to the Administrative Agent, and no provision of the Reorganization Plan or any Plan Document shall have been waived, amended, supplemented or otherwise modified in any respect that is materially adverse to the rights and interest of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent); (z) all conditions precedent to the effectiveness of the Reorganization Plan (other than (1) the occurrence of the Plan Effective Date and any other conditions that are to be satisfied simultaneously with the occurrence of the Plan Effective Date and (2) any other conditions precedent that are waived in accordance with the terms of the Reorganization Plan and do not materially adversely affect the rights and interest of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent)) shall have been satisfied, and the Reorganization Plan shall have, or contemporaneously with the funding of the Loans the Reorganization Plan shall, become effective, and all transactions contemplated by the Reorganization Plan to be consummated on the Plan Effective Date of the Reorganization Plan (other than any transactions that do not materially adversely affect the rights and interest of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent)) shall have been substantially consummated. Except as consented to by the Administrative Agent, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the Loan Documents or Security Documents from and after the Funding Date, or any rights or remedies relating thereto.

(ii) Exchange Offer Matters. If the Borrower shall have obtained the necessary consents to consummate the Exchange Offer and intends to consummate the Exchange Offer on the Funding Date:

(A) all Exchange Offer Documentation (to the extent different from the relevant forms (or executed versions, as the case may be) of such Exchange Offer Documentation attached to the Execution Date Certificate and approved by the Administrative Agent on the Execution Date) shall be in form and substance consistent with this Agreement and the Restructuring Support Agreement and otherwise reasonably satisfactory to the Administrative Agent, and no provision of the Exchange Offer Documentation, the Restructuring Support Agreement or the Backstop Agreement shall have been waived, amended, supplemented or otherwise modified after the Execution Date in any respect that is materially adverse to the rights and interest of any or all of the Administrative Agent and the

Lenders (as determined in good faith by the Administrative Agent); provided that neither (1) a reduction of the Minimum Tender Consideration (as defined in the Exchange Offering Memorandum) by an aggregate principal amount not to exceed the amount set forth on Schedule 4.02(a) (such reduction, a “Permitted Waiver”), nor (2) the payment on account of the Reliable Notes described in Section 7.06(g), will be deemed to be materially adverse to the rights and interest of any or all of the Administrative Agent and the Lenders; and

(B) subject to the Permitted Waiver, all conditions precedent to the effectiveness of the Restructuring (other than (i) the occurrence of the Funding Date and any other conditions that are to be satisfied simultaneously with the occurrence of the Funding Date and (ii) any other conditions precedent that are waived in accordance with the terms of the Exchange Offer Documentation and do not materially adversely affect the rights and interest of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent)) shall have been satisfied, and the Restructuring shall have, or contemporaneously with the funding of the Loans the Restructuring shall, become effective, and all transactions contemplated by the Exchange Offer Documentation to be consummated on the Funding Date (other than any transactions that do not materially adversely affect the rights and interest of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent)) shall have been substantially consummated.

(b) The Administrative Agent’s receipt of the following, each of which shall be originals or copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Funding Date (or, in the case of certificates of governmental officials, a recent date before the Funding Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) to the extent not previously delivered on or prior to the Execution Date, the Loan Documents duly executed by each of the parties thereto;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note hereunder;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the Guarantors is validly existing, in good standing and qualified to engage in business in the jurisdictions of its organization or formation listed opposite its name on Schedule 4.02(b);

(v) executed copies of the favorable customary written opinions of (A) Kirkland & Ellis LLP, counsel to the Loan Parties and (B) Pepper Hamilton LLP, special Pennsylvania counsel to the Loan Parties, in each case covering such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request, dated as of the Funding Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Loan Party hereby instructs such counsel to deliver such opinions to the Administrative Agent and the Lenders);

(vi) a certificate signed by a Responsible Officer of each Loan Party either (A) attaching copies of all government, shareholder and third party consents, licenses and approvals (x) reasonably necessary to consummate the Restructuring (except to the extent failure to obtain such consents, licenses and approvals could not reasonably be expected to result in a Material Adverse Effect) and (y) required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Section 4.02(i), (m), (n), (o), (p), (t) and (y) have been satisfied; and (B) that there has been no event or circumstance since October 2, 2010 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, it being understood that the failure to make any payments with respect to outstanding Indebtedness of Holdings, the Borrower and its Subsidiaries, the commencement and prosecution of the Chapter 11 Cases and/or the ancillary proceedings in Canada and the Restructuring (and the potential effects of the announcement of the Restructuring) shall not be deemed, individually or in the aggregate, to constitute such a Material Adverse Effect;

(viii) a certificate signed by the chief financial officer of Holdings certifying as to the Solvency of each Loan Party (after consummation of the Transaction (including, without limitation, the terms and provisions of the Reorganization Plan and the Confirmation Order) and giving effect to any rights of contribution and indemnification among the Loan Parties and their Subsidiaries);

(ix) a Borrowing Base Certificate, dated as of the Funding Date, certified by a Responsible Officer that is a financial officer of the Borrower confirming that the Excess Availability on the Funding Date, after giving effect to all Credit Extensions to occur on such date, is greater than the Excess Availability Requirement;

(x) a Borrowing Request with respect to the Borrowing of Loans to be made on the Funding Date, together with a duly executed letter of direction from the Borrower addressed to the Administrative Agent directing the disbursement on the Funding Date of the proceeds of the Loans made on such date;

(xi) evidence that the Existing Indebtedness has been or concurrently with the Funding Date is being paid in full in cash (or in the case of letters of credit, converted into Letters of Credit) and all commitments thereunder have been or concurrently with the Funding Date are being terminated (other than Indebtedness under the Senior Subordinated Notes to the extent permitted by Section 7.03(s)), or converted into Equity Interests in Holdings (or, if applicable, SuperHoldings) or otherwise cancelled, and all Liens securing obligations under the Existing Indebtedness have been or concurrently with the Funding Date are being released; provided, however, that the aggregate amount paid by Holdings and its Subsidiaries in satisfaction of all Indebtedness under the Reliable Notes shall not exceed the amount set forth in Section 7.06(g) hereof; and

(xii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require (and in any case not inconsistent with the limitations on the Loan Parties’ obligations otherwise set forth herein).

(c) All fees required to be paid to the Administrative Agent on or before the Funding Date, including any such fees that are payable pursuant to the Fee Letter, shall have been paid, and the Borrower shall have complied with all of the terms of the Fee Letter. All accrued fees and expenses of the Administrative Agent and the Lenders (including the fees and expenses of counsel for the Administrative Agent to the extent invoiced and reasonably documented to the Borrower at least one Business Day prior to the Funding Date) to the extent reimbursable on or prior to the Funding Date to the Administrative Agent and the Lenders hereunder, under the Fee Letter or under the other Loan Documents shall have been paid.

(d) The Collateral and Guarantee Requirement shall have been satisfied and (i) the Administrative Agent shall have received a completed Perfection Certificate for each Loan Party dated the Funding Date and signed by a Responsible Officer of such Loan Party, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to such Loan Party in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.01 or have been released and (ii) all filing and recording fees and taxes required to satisfy the Collateral and Guarantee Requirement shall have been paid.

(e) The Administrative Agent shall have received reasonably satisfactory evidence that not less than 51% of the Equity Interests and any other economic interests (“ownership interests”) on a fully diluted basis in Holdings shall be owned (directly or indirectly) by the Back Stop Parties and their respective Affiliates, all ownership interests in the Borrower shall be owned by Holdings and all ownership interests in the Borrower’s Subsidiaries shall be owned by the Borrower or one or more of the Borrower’s Subsidiaries, in each case free and clear of any Lien other than Liens permitted by Section 7.01.

(f) The Administrative Agent shall have received copies of any amendments, waivers, modifications or other supplements to the Replacement Term Loan Facility, certified by a Responsible Officer of the Borrower as true, complete and correct.

(g) (i) All of the information, taken as a whole, disclosed to the Administrative Agent and the Lenders shall have been complete and correct in all material respects and all of the projections contained in the Pre-Commitment Information delivered to the Administrative Agent and the Lenders shall have been prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof, it being understood and agreed that (x) any such financial projections are subject to significant uncertainties and contingencies which are beyond the Borrower’s control, (y) no assurance is given by the Borrower that the results forecast in any projections will be realized, and (z) such projections are not a guarantee of financial performance and actual results may significantly differ from financial projections and such differences may be material; and (ii) there shall have been no change, occurrence, development or situation since October 2, 2010 that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, it being understood that the failure to make any payments with respect to outstanding Indebtedness of Holdings, the Borrower and its Subsidiaries, the commencement and prosecution of the Chapter 11 Cases and/or the ancillary proceedings in Canada and the Restructuring (and the potential effects of the announcement of the Restructuring) shall not be deemed, individually or in the aggregate, to constitute such a Material Adverse Effect.

(h) The Administrative Agent shall be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower and the Subsidiaries, and the Lenders shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and the Subsidiaries forming part of the Collateral.

(i) There shall not exist any action, suit, investigation, litigation or proceeding pending or, to the knowledge of Holdings or the Borrower, threatened, in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(j) All loans made by the Lenders to the Borrower or any of its affiliates shall be in full compliance with the Regulations U and X issued by the FRB.

(k) The Funding Date shall have occurred on or before June 30, 2011.

(l) The Administrative Agent shall have completed, to its reasonable satisfaction (it being understood that “satisfactory completion” refers to the ability of Bank to complete its examination and does not require that such examination result in any specified borrowing base amount), (i) a commercial finance field exam, conducted by the Administrative Agent or a third party selected by the Administrative Agent, with respect to the relevant Collateral to be included in the Borrowing Base and the accounting systems, policies, accounts payable and procedures of the Borrower (it being understood that Collateral examinations already in possession of the Administrative Agent shall be deemed to satisfy this requirement so long as such Collateral examination was completed within 120 days prior to the Funding Date) and (ii) an appraisal of the Net Orderly Liquidation Value of the Borrower’s and its Subsidiaries’ Inventory (it being understood that appraisals of the Borrower’s and its Subsidiaries’ Inventory in the Administrative Agent’s possession prior to the Funding Date shall be deemed to satisfy this requirement so long as such appraisal was completed within six months prior to the Funding Date).

(m) The representations and warranties of Holdings, the Borrower and each other Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the Funding Date, except to the extent that such representations and warranties refer to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of such earlier date.

(n) No Default shall exist, or would result from such proposed Credit Extension or Extensions.

(o) After giving effect to the Transaction, Consolidated Funded Indebtedness shall not exceed $175,000,000 and Holdings and its Subsidiaries shall have no Indebtedness or preferred Equity Interests issued or outstanding other than the Replacement Term Loan Facility, the Loans and Indebtedness permitted under Section 7.03 hereof.

(p) Excess Availability on the Funding Date shall be at least $25,000,000 (after giving effect to the consummation of the Transaction).

(q) The Administrative Agent shall have received, each in form and substance reasonably satisfactory to the Administrative Agent, (i) a pro forma consolidated balance sheet of the Borrower dated as of the Funding Date calculated after giving effect to the Transaction, (ii) financial projections of the Borrower and its Subsidiaries (which projections shall include a balance sheet, income statement, statement of cash flows and analysis of Excess Availability), calculated after giving effect to the Transaction, and (iii) interim monthly consolidated financial statements for the Borrower and its Subsidiaries for each month ending after the most recently ended fiscal year and more than 30 days prior to the Funding Date.

(r) The Administrative Agent shall have received reasonably satisfactory evidence of the simultaneous consummation of the Restructuring in accordance with its terms. The terms, conditions and provisions of the Restructuring Documentation shall be substantially consistent with the terms of the Restructuring set forth in the Commitment Letter and otherwise reasonably satisfactory to the Administrative Agent and the Borrower. The Administrative Agent shall have received copies of the Restructuring Documentation (including, without limitation, any legal opinions issued by counsel to the Borrower to counterparties in connection with the Restructuring), certified by a Responsible Officer of the Borrower as true, complete and correct.

(s) The maturity date of the Replacement Term Loan Facility and any other Indebtedness incurred by any Loan Party or any of its Subsidiaries in connection with the Transaction (other than the Indebtedness incurred hereunder or pursuant to the Loan Documents) shall be no earlier than six months after the Revolving Maturity Date. The aggregate required scheduled amortization of any such Indebtedness shall not be greater than $3,000,000 during any fiscal year of the Borrower (excluding, for the avoidance of doubt, any excess cash flow prepayments required under the documentation evidencing such Indebtedness).

(t) Neither Holdings, the Borrower nor any Subsidiary shall be subject to any proceeding under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up Act (Canada) or any other bankruptcy or insolvency statute applicable to it. Neither Holdings, the Borrower nor any Subsidiary shall have made an assignment in favor of its creditors, or shall have appointed with respect to it or its properties, a trustee, receiver, liquidator, custodian, conservator or sequestrator under the provisions of any applicable law contemplating reorganizations, proposals, rectifications, compromises or liquidations in connection with insolvent Persons in any jurisdiction whatsoever.

(u) The Borrowing Request submitted by the Borrower on the Funding Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(m) and (n) have been satisfied on and as of such date.

(v) (i) Holdings shall have received net proceeds of the Rights Offering as contemplated by the Restructuring Documentation (or, if applicable, SuperHoldings shall have received such net proceeds and contributed them in cash to the capital of Holdings or in cash in exchange for Equity Interests of Holdings), and Holdings shall have further contributed the same to the Borrower as cash in exchange for or on account of Equity Interests in the Borrower, the gross amount of which shall be $60,000,000 (the “Equity Proceeds”), (ii) the Replacement Term Loan Facility, the terms and provisions of which shall be reasonably acceptable to the Administrative Agent, shall have been made available to the Borrower and its Subsidiaries, it being understood and agreed that the terms and provisions of the Replacement Term Loan Facility (including all schedules and exhibits thereto), as entered into on the date hereof are acceptable, (iii) simultaneous with the making of the Loans, the Equity Proceeds, cash on hand and proceeds of the Term Loans shall be used to repay in full, satisfy and discharge all of the Existing Term Loan Indebtedness other than the Backstop First Lien Indebtedness, which shall be converted to common Equity Interests of Holdings or, if applicable, SuperHoldings, (iv) all commitments relating to the Existing Term Loan Indebtedness shall have been terminated and all liens or security interests related thereto shall have been terminated or released; and (v) all of the Senior Subordinated Notes and all of the Backstop First Lien Indebtedness shall have been converted into common Equity Interests of Holdings or, if applicable, SuperHoldings, subject to the Permitted Waiver and, so long as the Exchange Offer is consummated, except to the extent not tendered in the Exchange Offer.

(w) To the extent not provided on or prior to the Funding Date, the Administrative Agent and the Lenders shall each have received a certificate of a Responsible Officer of Holdings attaching fully executed or conformed copies of each Related Agreement (subject to applicable confidentiality restrictions with respect to fee arrangements) and any material documents executed in connection therewith and certifying that such documents are true, correct and complete. Each Related Agreement shall be in full force and effect and shall (with respect to each such Related Agreement not delivered to the Administrative Agent or the Lenders prior to the Funding Date) include terms and provisions reasonably satisfactory to the Administrative Agent, and no provision of any Related Agreement shall, subject to the Permitted Waiver, have been modified or waived in any respect determined by the Administrative Agent to be adverse to the interests of the Lenders, in each case without the consent of the Administrative Agent, and the transactions contemplated by the Related Agreements to be consummated on the Funding Date shall have been consummated or shall be consummated substantially concurrently with the funding of the Loans (other than any transactions that do not adversely affect the rights and interest of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent)).

(x) In order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected security interest in the owned Real Estate Assets listed in Schedule 5.08, the Administrative Agent shall have received from the Borrower and each applicable Guarantor:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each owned Real Estate Asset listed in Schedule 5.08 to the extent subject to a mortgage under the Replacement Term Loan Facility on the Funding Date (each, a “Funding Date Mortgaged Property”);

(ii) a customary opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in each state in which a Funding Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(iii) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Administrative Agent with respect to each Funding Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Funding Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the Funding Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Administrative Agent and (B) evidence satisfactory to the Administrative Agent that such Loan Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Funding Date Mortgaged Property in the appropriate real estate records;

(iv) flood certifications with respect to all Funding Date Mortgaged Properties and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to the Administrative Agent; and

(v) ALTA surveys of all Funding Date Mortgaged Properties, certified to the Administrative Agent and dated not more than sixty days prior to the Funding Date (or such earlier date that the applicable title company may permit and still provide a survey endorsement to each Title Policy reasonably acceptable to the Administrative Agent).

(y) Compliance with Certain Negative Covenants from the Execution Date. Since the Execution Date, no event shall have occurred that would have resulted in any Loan Party being in breach of the covenants contained in Sections 7.02, 7.04, 7.05, 7.06, 7.08 or 7.13 as if such covenants were in effect from and after the Execution Date (unless such breach would have subsequently been cured prior to the Funding Date, if such covenants had been in effect).

Section 4.03. Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction (or waiver) of, each of the conditions precedent set forth below.

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.13(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.12(b).

(b) The Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after such Credit Extension, no Default shall have occurred and be continuing on such date or after giving effect to the Credit Extension requested to be made on such date.

(c) Each of the representations and warranties made by any Loan Party set forth in Article 5 hereof or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty).

(d) No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued or shall be pending with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the making of Loans hereunder.

Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.03 have been satisfied. The conditions set forth in this Section 4.03 are for the sole benefit of the Administrative Agent and each Lender and may be waived by the Administrative Agent and the Required Lenders, in whole or in part, without prejudice to the rights of the Administrative Agent or any Lender.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders, on the Execution Date, the Funding Date and each other date specified herein, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Funding Date are deemed to be made concurrently with the consummation of the Restructuring):

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a), (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that this exception does not apply to clause (a) insofar as it relates to valid existence.

Section 5.02. Authorization; No Contravention. (a) On the Execution Date (subject to entry by the Bankruptcy Court of the Interim Approval Order, if the Chapter 11 Cases have commenced), and (b) on the Funding Date (upon entry by the Bankruptcy Court of the Confirmation Order, if the Chapter 11 Cases have commenced) and on each date thereafter on which Holdings and the Borrower are required to make the representations and warranties hereunder as specified in this Agreement, in each case, the execution, delivery and performance, on such date, by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than any Transaction Liens created under any of the Loan Documents in favor of the Administrative Agent, on behalf of the Secured Parties, and the Replacement Term Loan Facility Liens), (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (iii) violate any Law, except to the extent any contraventions, conflicts and violations described in clauses (ii) or (iii) (but excluding from this exception any such contraventions, conflicts or violations under any instrument or agreement relating to any public Indebtedness) individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or (iv)

require (A) any approval of stockholders, members or partners or (B) any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Execution Date or Funding Date, as applicable, and disclosed in writing to Lenders or, in the case of clause (B), the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries is in violation of any Law or in breach of any such Contractual Obligation, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. (a) On the Execution Date (subject to entry by the Bankruptcy Court of the Interim Approval Order, if the Chapter 11 Cases have commenced), and (b) on the Funding Date (subject to entry by the Bankruptcy Court of the Confirmation Order, if the Chapter 11 Cases have commenced) and on each date thereafter on which Holdings and the Borrower are required to make the representations and warranties hereunder as specified in this Agreement, in each case, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing and/or recordation, as of the Funding Date.

Section 5.04. Binding Effect. (a) On the Execution Date (upon entry by the Bankruptcy Court of the Interim Approval Order, if the Chapter 11 Cases have commenced), and (b) on the Funding Date (upon entry by the Bankruptcy Court of the Confirmation Order, if the Chapter 11 Cases have commenced), in each case, this Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to enforceability or limiting creditors’ rights generally.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof; including liabilities for taxes, material commitments and Indebtedness.

(b) After the Execution Date, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the relevant period with respect to financial statements required to be delivered pursuant to Section 6.01(b) and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the portion of the fiscal year ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05(b) sets forth as of the Execution Date and the Funding Date all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) The interim monthly consolidated financial statements for the Borrower and its Subsidiaries for each month ending after the 2010 fiscal year and more than 30 days prior to the Funding Date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(d) Since October 2, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e) Except as set forth on Schedule 5.05(e), as of the Execution Date and the Funding Date none of Holdings, the Borrower and the Subsidiaries have any Off-Balance Sheet Liabilities.

(f) The consolidated pro forma balance sheet of the Borrower and its Subsidiaries dated as of the Funding Date (as such date is contemplated on the Execution Date) and calculated after giving effect to the Transaction, certified by a Responsible Officer that is a financial officer of the Borrower, copies of which have been furnished to the Administrative Agent pursuant to Section 4.01(a)(iv) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation thereof, it being understood and agreed that (x) any such financial projections are subject to significant uncertainties and contingencies which are beyond the Borrower’s control, (y) no assurance is given by the Borrower that the results forecast in any projections will be realized, and (z) such projections are not a guarantee of financial performance and actual results may significantly differ from financial projections and such differences may be material.

(g) As of the Funding Date, the consolidated forecasted balance sheet and statements of income, cash flows and Excess Availability analysis of the Borrower and its Subsidiaries, each calculated after giving effect to the Transaction, delivered pursuant to Section 4.02(q) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation thereof, it being understood and agreed that (x) any such financial projections are subject to significant uncertainties and contingencies which are beyond the Borrower’s control, (y) no assurance is given by the Borrower that the results forecast in any projections will be realized, and (z) such projections are not a guarantee of financial performance and actual results may significantly differ from financial projections and such differences may be material.

Section 5.06. Litigation. Except to the extent that the Chapter 11 Cases have commenced, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings and the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of the Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. No Default. None of Holdings, the Borrower and the Subsidiaries are in default under or with respect to any Contractual Obligation (other than, if the Chapter 11 Cases are filed, as a result of the filing of the Chapter 11 Cases (and any payment default directly related to such filing)), that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08. Ownership of Property; Liens. (a) Each of Holdings, the Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in or, to each of Holdings’ and its Subsidiaries’ knowledge, other rights to use (in the case of IP Rights not owned by Holdings, the Borrower or any Subsidiary) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective financial statements referred to in Section 5.05 and in the most recent financial statements delivered pursuant to Section 6.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 7.05. All such properties and assets are free and clear of Liens other than Liens permitted by Section 7.01 and, prior to the Funding Date, any Liens permitted under the Existing Revolving Credit Agreement and the Existing Term Loan Agreement.

(b) Schedule 5.08 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) with respect to each Real Estate Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and neither Borrower nor Holdings has knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles and except to the extent any failure of any such agreement to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

Section 5.09. Environmental Compliance. Each of Holdings, the Borrower and the Subsidiaries is in compliance in all material respects with the requirements of existing Environmental Laws and there are no claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, except for any of the foregoing which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10. Insurance. The properties of the Borrower and the Subsidiaries are insured with financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent and Required Lenders not Affiliates of Holdings or the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies under similar circumstances.

Section 5.11. Taxes. Holdings, the Borrower and the Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Holdings, the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. None of Holdings or its Subsidiaries (including the Borrower) is party to any tax sharing agreement.

Section 5.12. ERISA Compliance.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except for non-compliance that could not reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, and (ii) to the best knowledge of Holdings and the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of Holdings and the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to result in a liability to Holdings, the Borrower or any of its Subsidiaries, individually or in the aggregate, that exceeds $5,000,000; (i) no ERISA Event has occurred, and neither Holdings nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA

Event; (ii) Holdings and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan and each Multiemployer Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained with respect to any Pension Plan or Multiemployer Plan; (iii) neither Holdings nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments with respect to any Pension Plan which have become due that are unpaid; (iv) neither Holdings nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated in a non-standard termination by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

Section 5.13. Subsidiaries; Equity Interests and Ownership.

(a) As of the Execution Date and as of the Funding Date, (i) Holdings has (A) no direct Subsidiaries other than the Borrower and (B) no Equity Interests in any other corporation or entity, and (ii) the Borrower has (A) no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13(a) and (B) no Equity Interests in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13(a).

(b) The Equity Interests of each of Holdings and its Subsidiaries have been duly authorized and validly issued and are fully paid and non assessable. Except as set forth on Schedule 5.13(b), there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there are no Equity Interests of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any other Equity Interests of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Equity Interests of Holdings or any of its Subsidiaries.

Section 5.14. Margin Regulations; Investment Company Act.

(a) Neither Holdings nor the Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of Holdings only, the Borrower only or of Holdings, the Borrower and the Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between Holdings or the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of Holdings, the Borrower, any Person Controlling Holdings, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15. Disclosure. Holdings and the Borrower have disclosed or made available to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which either of them or any Subsidiary is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The reports, financial statements, certificates and other information (including, without limitation, the Exchange Offering Memorandum (as supplemented in writing through the Funding Date)) furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, and, taken as a whole, not misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof, it being understood and agreed that (x) any such financial projections are subject to significant uncertainties and contingencies which are beyond the Borrower’s control, (y) no assurance is given by the Borrower that the results forecast in any projections will be realized, and (z) such projections are not a guarantee of financial performance and actual results may significantly differ from financial projections and such differences may be material.

Section 5.16. Compliance with Laws. Each of Holdings, the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17. PATRIOT Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.18. Intellectual Property; Licenses, Etc. Holdings, the Borrower and the Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. To the knowledge of Holdings and the Borrower, none of its material IP Rights, slogans or advertising materials, products, processes, methods, substances, parts or other materials now employed by Holdings, the Borrower or any Subsidiary infringe in any material respect on any IP Rights or other material rights held by any other Person. No written claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings and the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.19. Solvency. Immediately after the consummation of the Transaction (including, without limitation, the terms and provisions of the Reorganization Plan and the Confirmation Order) and after giving effect to (a) the terms and provisions of the Reorganization Plan and the Confirmation Order (if the Chapter 11 Cases have commenced) and (b) the application of the proceeds of each Loan made on the Funding Date and the Term Loan made on the Funding Date, each Loan Party will be Solvent.

Section 5.20. Collateral.

(a) The Security Agreement is effective to create, on the Funding Date, in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought) security interest in and Lien on the Collateral (to the extent such perfection may be obtained under New York law) and, when on the Funding Date (and thereafter) (i) financing statements and other filings in appropriate form are filed in the appropriate filing office and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement (it being agreed that in the event that after the use of commercially reasonable efforts the Borrower and its Subsidiaries are unable to obtain account control agreements on any accounts, such account control agreements shall not be required on the Funding Date but shall be entered into within a reasonable time period (not to exceed 45 days) after the Funding Date)), the Lien created by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Security Agreement (other than to the extent the UCC is not applicable to perfection and priority of a security interest in any IP Rights), in each case subject to no Liens other than Permitted Liens.

(b) When the Security Agreement or a short form thereof is filed (including the payment of the appropriate fees) in the United States Patent and Trademark Office and the United States Copyright Office within the time period prescribed by applicable Law, the Lien created by such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of grantors thereunder in the U.S. federally registered or applications for U.S. federally registered Intellectual Property (as defined in such Security Agreement), in each case subject to no Liens other than Permitted Liens.

(c) To the extent any Mortgage is duly executed and delivered after the Funding Date by the relevant Loan Party, such Mortgage will be effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought) priority Lien on and security interest in all of the Loan Parties’ right, title and interest in and to the Real Estate Assets thereunder and the proceeds thereof, and when the Mortgages are filed in the office specified in local counsel opinion delivered with respect thereto in accordance with the provisions of Section 6.13, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Real Estate Assets thereunder and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted under Section 7.01 or otherwise reasonably acceptable to Administrative Agent, and subject to the Intercreditor Agreement.

(d) Each Security Document delivered pursuant to Section 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that available of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought) security interest in and Lien on all of the Loan Parties’ right, title and interest in and to the Collateral thereunder (to the extent such perfection may be obtained under New York law), and when all (i) appropriate filings or recordings are made in the appropriate offices as may be required under applicable Law, and (ii) possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by each Security Agreement (it being agreed that in the event that after the use of commercially reasonable efforts the Borrower and its Subsidiaries are unable to obtain account control agreements on any accounts, such account control agreements shall not be required on the Funding Date but shall be entered into within a reasonable time period (not to exceed 45 days) after the Funding Date)) of the Collateral thereunder is obtained by the Administrative Agent to the extent required by applicable Law, such Security Document will be effective to create a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section 5.21. Supply Agreements. As of the Execution Date and as of the Funding Date, except as set forth on Schedule 5.21 hereof, the Loan Parties and their Subsidiaries have (a) no written licensing or supply contracts with their Inventory suppliers pursuant to which the Borrower or its Subsidiaries purchase more than $10,000,000 in any fiscal year and (b) no Material Contracts. Except as described on Schedule 5.21, all such Material Contracts are in full force and effect and no material defaults (other than those occurring on the Petition Date as a result of the filing of the Chapter 11 Cases, if the Chapter 11 Cases have commenced (and any payment default directly related to such filing)) currently exist thereunder as of the Execution Date or the Funding Date.

Section 5.22. No Restricted Payments. Since October 2, 2010, except as contemplated by the Reorganization Plan, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted pursuant to the Existing Revolving Credit Agreement (for periods from October 2, 2010 to the Petition Date, if the Chapter 11 Cases have commenced) or Section 7.06 hereof (for periods after the Execution Date).

Section 5.23. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Related Agreements, except as payable to the Administrative Agent and the Lenders.

Section 5.24. Related Agreements. Holdings and the Borrower have delivered to the Administrative Agent complete and correct copies of (a) each Related Agreement and of all exhibits and schedules thereto as of the Execution Date and the Funding Date and (b) any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the Execution Date.

Section 5.25. Reorganization Matters; Secured, Super-Priority Obligations. If the Chapter 11 Cases have commenced, on and after the Petition Date and until the Plan Effective Date:

(a) The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice has been given of (i) the motion seeking approval of the Loan Documents and the Interim Approval Order and Final Approval Order, (ii) the hearing for the approval of the Interim Approval Order, and (iii) promptly after the scheduling thereof, the hearing for the approval of the Final Approval Order.

(b) Pursuant to clause (c)(1) of Section 364 of the Bankruptcy Code, the Interim Approval Order and the Final Approval Order, all Obligations and all other obligations of the Loan Parties under the Loan Documents at all times shall constitute allowed super-priority administrative expense claims in the Chapter 11 Cases having priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise (except as described in the Interim Approval Order or the Final Approval Order, whichever is then in effect), and shall at all times be senior to the rights of the Loan Parties, the estates of the Loan Parties (subject to the carve-out set forth in the Interim Approval Order or the Final Approval Order, whichever is then in effect), and any successor trustee or estate representative in the Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code.

(c) The Interim Approval Order (with respect to the period prior to entry of the Final Approval Order) or the Final Approval Order (with respect to the period on and after entry of the Final Approval Order), as the case may be, and the transactions contemplated hereby and thereby, are in full force and effect and have not been (in a manner that is adverse to the Administrative Agent or the Lenders as determined in good faith by the Administrative Agent) vacated, reversed, modified, amended or stayed without the prior written consent of Administrative Agent and the Required Lenders.

ARTICLE 6

AFFIRMATIVE COVENANTS

Commencing on the Execution Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations and expense reimbursement obligations not yet due and payable) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent), Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent and each Lender in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or any earlier date set for delivery thereof pursuant to any requirements of the SEC then applicable to the Borrower) beginning with the fiscal year in which the Execution Date occurs, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or other independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall (i) be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or any earlier date set for delivery thereof pursuant to any requirements of the SEC then applicable to the Borrower), commencing with the fiscal quarter (or if such fiscal quarter is not one of the first three fiscal quarters of the fiscal year, the next fiscal quarter) in which the Execution Date occurs, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a

Responsible Officer of the Borrower as fairly presenting, in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within 30 days after the end of each fiscal month (other than a month that ends on or about the end of a fiscal quarter) commencing with the month in which the Execution Date occurs, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month, and the related consolidated statements of income, shareholders’ equity and cash flows for such month and for the then elapsed portion of the fiscal year, in comparative form with the figures for the comparable periods in the previous fiscal year, commencing with the first month for which such corresponding figures are available, accompanied by a certificate of a Responsible Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the date and for the periods specified in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; and

(d) as soon as practicable and in any event no later than 30 days after the beginning of each fiscal year of the Borrower, commencing with fiscal year 2012, a detailed consolidated budget on a quarterly basis for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used in preparing such budget) prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, and, as soon as practicable when available, any significant revisions of such budget approved by the Borrower’s board of directors.

As to any information contained in materials furnished pursuant to Section 6.02, the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), (i) a certificate of its independent certified public accountants stating that in making the examination of such financial statements no knowledge was obtained of any Default under any covenant contained in Section 7.03 (insofar as they relate to accounting matters) or, if any such Default shall exist, stating the nature and status of such event; and (ii) the management letter prepared by the Borrower’s independent certified public accountants in connection with the audit of such financial statements for delivery to the board of directors of the Borrower;

(b) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b) (and 6.01(c) at any time during the continuance of a Covenant Compliance Event), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c) concurrently with the delivery of the materials referred to in Section 6.01(a) and (b), a narrative report describing the operations of the Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable fiscal quarter or fiscal year and for the period from the beginning of the then current fiscal year to the end of such period to which such financial statements relate;

(d) promptly after any written request by the Administrative Agent or any Lender, copies of any written audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Holdings or the Borrower by independent accountants in connection with the audit of the financial statements of Holdings, the Borrower or any Subsidiary;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings or the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) promptly and in any event within five (5) Business Days after receipt thereof by Holdings or any Subsidiary (including the Borrower), copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable jurisdiction other than the United States) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Holdings or such Subsidiary (including the Borrower);

(g) promptly, such additional information regarding the business, financial or corporate affairs of Holdings or any Subsidiary (including the Borrower), or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request;

(h) if, as a result of any change in accounting principles and policies from those used in the preparation of the Audited Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(a) or (b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent;

(i) as soon as practicable (but not more than once per year) and in any event by the last day of each fiscal year, a certificate from the Borrower’s insurance broker(s) in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Subsidiaries;

(j) concurrently with the delivery of the financial statements referred to in Section 6.01(a), the Borrower shall deliver to the Administrative Agent a certificate of a Responsible

Officer either (i) confirming that there has been no change in the information contained in the Perfection Certificate delivered on the Funding Date or the date of the most recent certificate delivered pursuant to this Section since the date of the Perfection Certificate delivered on the Funding Date or the date of the most recent certificate delivered pursuant to this Section or (ii) identifying such changes;

(k) promptly upon their becoming available, copies of all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

(l) upon request therefor by the Administrative Agent, if the Chapter 11 Cases have commenced, (i) any pleadings, motions, applications and judicial information filed by or on behalf of the Loan Parties with the Bankruptcy Court or provided to the U.S. Trustee appointed in connection with the Chapter 11 Cases (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) or the Committee and (ii) all proposed orders and pleadings related to this Agreement which shall be in form and substance reasonably satisfactory to the Administrative Agent, or related to any Replacement Term Loan Facility Document which, to the extent adversely impacting the Administrative Agent or the Lenders, shall be form and substance reasonably satisfactory to the Administrative Agent, any plan of reorganization or liquidation and/or any disclosure statement related to such plan and all documents filed with the Bankruptcy Court or distributed to any Committee;

(m) concurrently with the delivery thereof, Holdings and the Borrower shall deliver copies of all reports and other information provided by Holdings or any of its Subsidiaries to the agents and lenders under the Replacement Term Loan Facility; and

(n) promptly after the execution thereof, Holdings and the Borrower shall deliver copies of any amendments, supplements, waivers or other modifications to (i) any documentation relating to the Existing Indebtedness and (ii) any Replacement Term Loan Facility Document.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ and the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Holdings and the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Holdings and the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings and the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information;” it being understood that Holdings and the Borrower shall have no obligation to mark any Borrower Materials as “PUBLIC” (even if such Borrower Materials do not contain any material non-public information) and, in the absence of any such marking, such Borrower Materials shall not be deemed to be “PUBLIC.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 6.03. Notices. Promptly notify the Administrative Agent and each Lender:

(a)(i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or the Borrower with respect thereto; or (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(e);

(b) to the extent not previously reported pursuant to Section 6.01, Section 6.02(f) or (g), of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, without limitation, (i) any breach or non-performance of, or any default under, a Contractual Obligation of Holdings, the Borrower or any Subsidiary that has resulted or could reasonably be expected to result in a Material Adverse Effect; (ii) any dispute, litigation, investigation, proceeding or suspension between Holdings, the Borrower or any Subsidiary and any Governmental Authority (including pursuant to any applicable Environmental Laws or in respect of taxes) that has resulted or could reasonably be expected to result in a Material Adverse Effect; (iii) the commencement of, or any material development in, any litigation or proceeding affecting Holdings, the Borrower or any Subsidiary (including pursuant to any applicable Environmental Laws) that has resulted or could reasonably be expected to result in a Material Adverse Effect; or (iv) any noncompliance by Holdings or any Subsidiary (including the Borrower) with any Environmental Laws that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) upon any officer of Holdings or Borrower obtaining knowledge thereof, the occurrence of or forthcoming occurrence of any ERISA Event; or

(d) of any material change in accounting policies or financial reporting practices by Holdings, the Borrower or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04. Payment of Obligations. At all times on and after the Funding Date, pay and discharge as the same shall become due and payable, (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings, the Borrower or such Subsidiary and to the extent such tax liabilities, assessments, governmental charges or levies have or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax liabilities, assessments, governmental charges or levies; (b) all lawful claims which, if unpaid, would by law become a Lien not otherwise permitted hereunder upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings, the Borrower or such Subsidiary and to the extent such claims have or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such claims; (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and (d) all other obligations and liabilities except, in the case of this clause (d), to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, in the event the Chapter 11 Cases are initiated, pre-petition claims, liabilities and other obligations shall be paid in accordance with the Reorganization Plan.

Section 6.05. Preservation of Existence, Etc. If the Chapter 11 Cases have commenced, during the pendency of the Chapter 11 Cases, except as contemplated by the Reorganization Plan, and at all times thereafter (or if the Chapter 11 Cases have not been filed, at all times), (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights (charter and statutory), privileges, permits, licenses and franchises material to its business; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; provided no Loan Party (other than the Borrower with respect to its existence) or any of its subsidiaries shall be required to preserve such existence, good standing, rights, privileges, permits, licenses and franchises if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders, and (ii) no Loan Party shall be required to maintain any license of IP Rights if such license expires at the end of its term.

Section 6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and (subject to the provisions of 2.03(b)) replacements thereof, (c) use the standard of care typical in the industry in the operation and maintenance of its facilities and (d) make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any Subsidiary is a party, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each Subsidiary to do so, except in the case of this clause (d) where the failure to do so could not reasonably be expected to have a Material Adverse Effect or where, in the event the Chapter 11 Cases are initiated, such payments are made in accordance with the Reorganization Plan.

Section 6.07. Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent not Affiliates of Holdings or the Borrower insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse, modification or cancellation of such insurance and (b) subject to the Intercreditor Agreement, cause the Administrative Agent, for the ratable benefit of the Secured Parties, to be named in each such policy as secured party or mortgagee and loss payee or additional insured, in a manner reasonably acceptable to the Administrative Agent. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained, (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.

Section 6.08. Compliance With Laws. (a) Comply in all material respects with the requirements of all Laws (including all applicable Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, (b) obtain and renew all permits required under any Environmental Laws and necessary for its operations and properties and (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties to the extent required by Environmental Laws, except in such instances in which (i) any requirement of Law or order, writ, injunction or decree described in clause (a), any requirement to obtain or renew permits described in clause (b), or any cleanup, removal or action described in clause (c), is being contested in good faith by appropriate proceedings diligently conducted and appropriate reserves are being maintained; or (ii) the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings, the Borrower or such Subsidiary, as the case may be.

Section 6.10. Inspection Rights; Information Regarding Collateral. (a) Permit representatives and independent contractors of the Administrative Agent and each Lender desiring to accompany the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of Holdings and the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided, however, that, without limiting the rights of the Administrative Agent or the Lenders under Section 6.15, (i) so long as no Event of Default exists, Holdings and the Borrower shall not be required to pay for more than two inspections per fiscal year and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Holdings and the Borrower at any time during normal business hours and without advance notice.

(b) Holdings or the Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) any Loan Party’s corporate name or any trade name used to identify it in the conduct of its business or any Loan Party’s chief executive office, its principal place of business, or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (ii) any Loan Party’s identity or corporate structure or (iii) any Loan Party’s Federal Taxpayer Identification Number. Holdings and the Borrower will not effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC and all other actions have been taken that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Transaction Lien on any of the Collateral. Holdings and the Borrower will also promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

Section 6.11. Use of Proceeds. Use the proceeds of the Loans exclusively to refinance Indebtedness outstanding under the Existing Revolving Credit Agreement, to pay fees and expenses incurred in connection with the Transaction, to finance Capital Expenditures and Investments (to the extent permitted hereunder) and for working capital or other general corporate purposes of the Borrower or its Subsidiaries.

Section 6.12. Additional Subsidiaries. (a) Promptly, and in any event within ten Business Days after any additional Subsidiary is formed or acquired after the Execution Date, notify the Administrative Agent and the Lenders thereof and, after the Funding Date, cause any Equity Interest in and Indebtedness of such Subsidiary owned by or on behalf of any Loan Party to be added to the Collateral (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests in any first-tier Foreign Subsidiary and shall not be required to pledge any of the Equity Interests in any Foreign Subsidiary that is not a first-tier Foreign Subsidiary); and (b) after the Funding Date, if such Subsidiary is a Domestic Subsidiary, (i) promptly cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, whereupon such Subsidiary will become a “Guarantor” and “Lien Grantor” for purposes of the Loan Documents and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.02(b) and customary favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 6.13. Security Interests; Further Assurances. (a) On the Funding Date, deliver to the Administrative Agent evidence satisfactory to it that the lockbox, concentration account arrangements and account control agreements contemplated by the Security Agreement have been established and entered into, as the case may be, provided that, in the event that after the use of commercially reasonable efforts the Loan Parties are unable to obtain account control agreements in respect of deposit accounts as required by the terms of the Security Agreement on or prior to the Funding Date, such account control agreements shall be entered into and delivered to the Administrative Agent within a reasonable time period (and in any event no more than 45 calendar days) after the Funding Date.

(b) On and after the Funding Date, execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and obtaining the execution of collateral access or similar agreements), that may be required under any applicable Law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the Borrower’s expense; and provide to the Administrative Agent, from time to time upon written request after the Funding Date, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Transaction Liens created or intended to be created by the Security Documents.

(c) If any material assets (including any Material Real Estate Asset) are acquired by Holdings, the Borrower or any other Loan Party after the Funding Date (other than (i) assets constituting Collateral that become subject to Transaction Liens upon acquisition thereof and (ii) motor vehicles) or any Real Estate Asset becomes a Material Real Estate Asset, notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Transaction Lien securing the Secured Obligations and take, or cause the relevant Subsidiary to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Transaction Lien (including actions described in Section 6.13(a)), all at the Borrower’s expense.

(d) At all times after the Funding Date, if the Borrower or any other Loan Party shall acquire any motor vehicle, such Loan Party shall (i) file (and pay all applicable filings fees therefor) with the relevant domestic Governmental Authorities responsible for recording Liens on the certificates of title of motor vehicles in each relevant jurisdiction all necessary applications, and (ii) take all such other steps as are reasonably required and within such Loan Party’s control, in each case to cause the Transaction Lien of the Administrative Agent on each such motor vehicle to be recorded on the certificate of title of each such motor vehicle and otherwise cause the Collateral and Guarantee Requirement to be and remain satisfied with respect to such motor vehicles (in the case of each of (i) and (ii), subject to the provisos set forth in clause (c) of the definition of “Collateral and Guarantee Requirement”).

(e) If an Event of Default has occurred and is continuing and the Administrative Agent or Required Lenders have so requested, cause any assets identified by such Persons to be subjected to a Transaction Lien securing the Secured Obligations and take, or cause the relevant Subsidiary to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Transaction Lien, including actions described in Section 6.13(a), all at the Borrower’s expense.

Section 6.14. Borrowing Base-Related Reports. The Borrower shall deliver or cause to be delivered (at the expense of the Borrower) to the Administrative Agent, (a) in no event less frequently than ten (10) Business Days after the end of each month for the month most recently ended, commencing with the first month most recently ended after the Funding Date, unless the Borrower elects to so deliver more frequently (provided that the Borrower has delivered to the Administrative Agent a roll forward calculation of the Borrowing Base and Excess Availability from the time period covered by the delivery of the monthly Borrowing Base Certificate), a Borrowing Base Certificate together with such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable credit judgment; provided that upon the occurrence and during the continuance of a Specified Default or at any time that Excess Availability is less than (x) 15% of the Borrowing Base for five consecutive Business Days or (y) if 15% of the Borrowing Base is less than $9,000,000 at any time, $9,000,000, such Borrowing Base Certificate shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday until such Specified Default is no longer continuing or until Excess Availability is greater than or equal to (x) 15% of the Borrowing Base for five consecutive Business Days or (y) if 15% of the Borrowing Base is less than $9,000,000 at any time, $9,000,000, at which time Borrowing Base Certificates will again be furnished only monthly, and (b) such other information regarding the Borrowing Base or the Collateral, as the Administrative Agent may reasonably request.

Section 6.15. Borrowing Base Verification; Inventory Appraisals. From and after the Funding Date, after reasonable prior notice to the Borrower (unless an Event of Default then exists in which case no such prior notice shall be required), any of the Administrative Agent’s officers, employees or agents shall have the right, at any time or times, in the name of the Administrative Agent, any designee of the Administrative Agent or the Borrower, to verify the validity, amount or any other matter relating to Accounts or Inventory by mail, telephone, electronic communication, personal inspection or otherwise and to conduct field audits of the financial affairs and Collateral of the Loan Parties. The Borrower shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process, and the Loan Parties shall cooperate fully with the Administrative Agent and its agents during all Collateral field audits and Inventory Appraisals. Without limiting the foregoing, the Loan Parties acknowledge that from and after the Funding Date, the Administrative Agent may undertake up to three Inventory Appraisals and three commercial finance examinations each fiscal year, in each case at the Loan Parties’ sole cost and expense, provided that, (i) from and after the Funding Date, (x) if average Excess Availability for the fiscal month then most recently ended is greater than 12.5% of the Borrowing Base but less than or equal to 50% of the Borrowing Base, then only two such Inventory Appraisals and commercial financial examinations shall be conducted in such fiscal year and (y) if average Excess Availability for the fiscal month then most recently ended is greater than 50% of the Borrowing Base, then only one such Inventory Appraisal and commercial financial examination shall be conducted in such fiscal year and (ii) notwithstanding the foregoing, such audits and Inventory Appraisals may be conducted as frequently as the Administrative Agent reasonably requests from and after the Funding Date at any time when an Event of Default has occurred and is continuing.

Section 6.16. Physical Inventories. At its own expense, from and after the Funding Date, the Borrower and its Subsidiaries shall conduct cycle counts of its Inventory at such times and following such methodology as is consistent with past practices. Following the completion of such cycle counts, the Borrower and its Subsidiaries shall promptly adjust their perpetual inventory reporting system and general ledgers, if and to the extent necessary to reflect the results of such cycle counts.

Section 6.17. Lenders Meetings. Holdings and the Borrower will, upon the request of Administrative Agent or the Required Lenders, participate in (a) a meeting (or, at the election of the Borrower in consultation with the Administrative Agent, a conference call) of Administrative Agent and Lenders once during each fiscal year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) and (b) quarterly conference calls with the Administrative Agent and the Lenders, in each case at such times as may be agreed to by the Borrower and the Administrative Agent.

Section 6.18. Bankruptcy-Related Covenants.

(a) If the Chapter 11 Cases have been filed, the Borrower shall ensure that, (A) on or before the tenth (10th) calendar date after the Petition Date, the Bankruptcy Court enters, upon motion in form and substance reasonably satisfactory to the Administrative Agent (the “Approval Motion”), on such prior notice as may be reasonably satisfactory to the Administrative Agent, an interim order in the form attached hereto as Exhibit L without any modification in any manner that is materially adverse to the rights or interests of any or all of the Administrative Agent and the Lenders, as determined in good faith by the Administrative Agent (it being understood and agreed that any modification to the priority of the administrative claims set forth in the Interim Approval Order shall be deemed to be a modification that is materially adverse to the rights and interests of the Administrative Agent and the Lenders for purposes hereof) (as amended or modified to the extent permitted under this Section 6.18, the “Interim Approval Order”); (B) the Interim Approval Order shall remain in full force and effect and shall not be stayed, reversed or vacated, or, without the prior written consent of the Administrative Agent and the Required Lenders, otherwise amended or modified in any manner that is materially adverse to the rights or interests of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent); and (C) the Bankruptcy Court shall not enter any order (including any order approving any debtor-in-possession financing or cash collateral arrangement) that conflicts with or is inconsistent with any of the provisions of the Interim Approval Order in any material respect.

(b) The Borrower shall ensure that, no later than 3 Business Days after the failure of the Borrower to obtain the necessary consent for the Exchange Offer (but in any event not later than 50 days after the Execution Date), Holdings and its Subsidiaries that are Debtors shall (i) commence the Chapter 11 Cases and (ii) file one or more motions, in form and substance reasonably satisfactory to the Administrative Agent for confirmation of the Reorganization Plan, approval of the related disclosure statement and solicitation procedures, approval of the Rights Offering and Rights Offering solicitation procedures, approval of other matters relating to confirmation of the Reorganization Plan and scheduling of a combined confirmation and disclosure statement hearing.

ARTICLE 7

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, from and after the Funding Date (and, in the case of Sections 7.09(a), 7.12, 7.16, and 7.17, from and after the Execution Date), so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations and expense reimbursement obligations not yet due and payable) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent), Holdings and the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any

Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, other than the following:

(a) the Liens granted in connection with the Replacement Term Loan Facility (provided that such Liens are subject to the Intercreditor Agreement) and the Transaction Liens;

(b) Liens existing on the date hereof and listed on Schedule 7.01 (including Liens securing Indebtedness permitted under Section 7.03(d)) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefitted thereby is not increased except as contemplated by Section 7.03(d), and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(d);

(c) Liens for taxes, assessments and other governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing amounts which (i) are not overdue or (ii) are overdue and, in the case of any such amounts overdue for a period in excess of five days, are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(g)(i) “Permitted Liens” (as defined in any Mortgage) and (ii) encumbrances and restrictions on real property (including easements, covenants, rights-of-way and similar restrictions and encumbrances affecting real property) which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the use of such property;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens arising under capital leases permitted under Section 7.03(j)(x) or sale and leaseback transactions permitted by Section 7.05(e); provided that such Liens do not at any time encumber any property other than the property subject to such capital lease or sale and leaseback transaction;

(j) Liens securing Indebtedness permitted under Section 7.03(j)(y); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k)(i) Liens on any assets acquired pursuant to a Permitted Acquisition and existing on such assets at the time of acquisition thereof; provided that such Liens (x) do not secure Indebtedness and (y) were not created in contemplation of such acquisition, and (ii) Liens securing Indebtedness permitted under Section 7.03(h)(y);

(l) to the extent they constitute Liens, interests of vendors and interests of lessors under operating leases, in each case in the ordinary course of business;

(m) statutory rights of setoff or other Liens existing on the Execution Date, in each case with respect to deposit accounts;

(n) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(o) the filing of financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and

(p) Liens not otherwise permitted by the foregoing clauses (a) through (o) on assets with an aggregate fair market value not to exceed $5,000,000 securing Indebtedness permitted hereunder and other obligations in an aggregate principal amount at any time outstanding not to exceed $2,500,000.

Notwithstanding the foregoing, if the Chapter 11 Cases have commenced, from and after the Plan Effective Date, the foregoing exceptions shall not include any Pre-Petition Liens except to the extent provided in the Plan of Reorganization.

Section 7.02. Investments. Make any Investments, except:

(a) Investments held by Holdings, the Borrower or such Subsidiary in the form of cash or Permitted Investments;

(b) advances to officers, directors and employees of Holdings, the Borrower and the Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation, payroll advance and analogous ordinary business purposes;

(c) equity Investments of Holdings and its Subsidiaries in any Subsidiary existing as of the Execution Date and Investments made after the Execution Date by Holdings or any of its Subsidiaries in the Borrower or in any wholly-owned Subsidiary that is a Guarantor;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03;

(f) after the Funding Date, Permitted Acquisitions; provided that (i) before and after giving pro forma effect in accordance with Section 7.15 to such Permitted Acquisitions and any Credit Extensions made in accordance therewith, (A) Excess Availability on the date of the consummation of such Permitted Acquisition (the “Permitted Acquisition Date”) and for the period of 30 days prior to the Permitted Acquisition Date shall be not less than the greater of (x) 15% of the Borrowing Base and (y) $9,000,000, (B) the Consolidated Fixed Charge Coverage Ratio for the twelve fiscal month period most recently ended prior to the Permitted Acquisition Date shall be at least 1.0 to 1.0, and (C) no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom, (ii) the Acquisition Consideration for such acquisition shall be funded with Permitted Acquisition Consideration and (iii) the Administrative Agent shall have received a Compliance Certificate from the Borrower demonstrating compliance with clause (B) above;

(g) Investments existing on the date hereof, as set forth on Schedule 7.02;

(h) securities or assets received or other Investments made as a result of the receipt of non-cash consideration from any Disposition permitted by Section 7.05;

(i) Investments received from any past, present or future employee, consultant or director of Holdings, the Borrower or any Subsidiary as consideration for the acquisition by such Person of Equity Interests in Holdings;

(j) Investments constituting Capital Expenditures;

(k) Investments constituting Holdings Administrative Advances; provided that the aggregate amount thereof in any fiscal year, together with the aggregate amount of Restricted Payments made in such fiscal year in reliance on Section 7.06(e), does not exceed $500,000 (or, following an Initial Public Offering, $1,500,000);

(l) Investments constituting Swap Contracts permitted by Section 7.03(g);

(m) Investments solely to the extent financed with proceeds of the issuance and sale of Equity Interests to the Equity Investors for the purpose of financing such Investments;

(n) the Borrower and its Subsidiaries may make prepayments and deposits to suppliers in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(o) intercompany loans to the extent permitted under Section 7.03(f) and other Investments in Subsidiaries which are not wholly-owned Guarantors; provided that such Investments (including through intercompany loans and any Permitted Acquisition) in

Subsidiaries other than wholly-owned Guarantor Subsidiaries of the Borrower shall not exceed an aggregate amount of $1,000,000 at any time outstanding, which amount may be replenished pursuant to the terms of the second proviso hereto; provided, further, that to the extent any Loan Party receives a return of capital or a cash dividend or distribution in respect of, or interest on or a cash repayment of the principal of any loan made as, an Investment under this clause (o), the amount of such return of capital, dividend, distribution, interest or principal repayment shall be treated as a return of the original Investment in respect thereof and accordingly shall replenish and be credited to the amount available for Investments under this clause (o);

(p)(i) a one-time Investment consisting of the non-cash contribution of assets into a single joint venture (the “Special Joint Venture”) so long as (x) a Loan Party owns and controls at least 50% on a fully diluted basis of the economic and voting interests in the Equity Interests of the Special Joint Venture, (y) the Borrower’s Consolidated Net Income for the most recent four fiscal quarter period (determined in accordance with GAAP) attributable to such assets is negative and (z) the book value of such assets does not exceed $100,000 and (ii) Investments in the Special Joint Venture of cash in an aggregate amount not to exceed (A) $2,000,000 during the year following the date on which the Special Joint Venture is formed, (B) $1,500,000 during the second year following the date on which the Special Joint Venture is formed, (C) $750,000 during the third year following the date on which the Special Joint Venture is formed and (D) $500,000 during the fourth year following the date on which the Special Joint Venture is formed; provided, in the case of both clauses (i) and (ii), that no such Investment shall be made if an Event of Default shall have occurred and be continuing or shall be caused thereby;

(q) other Investments (but excluding Permitted Acquisitions) in an aggregate amount not to exceed $5,000,000 at any time outstanding during the term of this Agreement, which amount may be replenished pursuant to the terms of the second proviso hereto, plus the amount of any Permitted Additional Equity to the extent issued substantially contemporaneously with such Investment; provided that no such Investments shall be made if an Event of Default shall have occurred and be continuing or shall be caused thereby; provided, further, that to the extent any Loan Party receives a return of capital of a cash dividend or distribution in respect of, or interest on or a cash repayment of the principal of any loan made as, an Investment under this clause (q), the amount of such dividend, distribution or principal repayment shall be treated as a return of the original Investment in respect thereof and accordingly shall replenish and be credited to the amount for Investments under this clause (q);

(r) the repurchase of Indebtedness permitted hereunder in accordance with Section 7.18; and

(s) other Investments (but excluding Permitted Acquisitions), provided that (i) Excess Availability on the date of such Investment and for the 30 days prior to the date of such Investment is not less than the greater of 15% of the Borrowing Base and $9,000,000, (ii) the Borrower has a Consolidated Fixed Charge Coverage Ratio (determined for the twelve fiscal month period most recently ended for which financial statements are required to have been delivered to the Administrative Agent pursuant to Section 6.01(c)) of not less than 1.0:1.0, (iii) no Default or Event of Default has occurred and is continuing or would occur immediately thereafter as a result thereof and (iv) the Administrative Agent shall have received a Compliance Certificate from the Borrower demonstrating compliance with clause (ii) above.

Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 7.06.

For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 7.02 (other than Section 7.02(f)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investment is consummated in reliance on Section 7.02(f).

Section 7.03. Indebtedness; Off-Balance Sheet Liabilities. Create, incur, assume or suffer to exist any Indebtedness or Off-Balance Sheet Liabilities, except:

(a) Indebtedness under the Loan Documents;

(b) from and after the Funding Date, Indebtedness under the Replacement Term Loan Facility in an aggregate principal amount to not exceed at any time $144,000,000 (or such lesser amount after giving effect to any prepayments or amortization payments in respect thereof);

(c) unsecured Indebtedness of Holdings to the Borrower or any Subsidiary that is a Guarantor that would be permitted as a Restricted Payment under Section 7.06;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.03(d) and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and accrued interest, fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended, (iii) the obligor or obligors under such Indebtedness was an obligor, or were obligors, as the case may be, with respect to the Indebtedness being extended, renewed or refinanced, (iv) any Indebtedness that is subordinated to the Obligations shall not be refinanced except on subordination terms at least as favorable to the Lenders and no more restrictive on the Borrower than the subordinated Indebtedness that is being refinanced and (v) no Default or Event of Default exists or would result therefrom at the time such refinancing, refunding, renewal or extension is consummated;

(e) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary that is a Guarantor;

(f) intercompany Indebtedness between or among the Loan Parties and their Subsidiaries; provided, (i) all such Indebtedness shall be evidenced by an intercompany note, and, if owed to a Loan Party, shall be subject to a Transaction Lien pursuant to the Security Agreement, (ii) all such Indebtedness shall be unsecured and, if owed by a Loan Party, subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the intercompany note, (iii) any payment by any Subsidiary that is a Guarantor under any Guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to the Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 7.02(c) or 7.02(o);

(g) obligations (contingent or otherwise) of Holdings, the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that with respect to any such other Swap Contract (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(h)(x) unsecured subordinated Indebtedness of Holdings incurred to finance a Permitted Acquisition permitted by Section 7.02(f) and owed to the sellers of the capital stock, securities or assets acquired thereby, so long as (i) the terms of such Indebtedness shall be reasonably acceptable to the Administrative Agent, (ii) such Indebtedness will be subordinated to Obligations under the Loan Documents on terms reasonably acceptable to the Administrative Agent, (iii) the maturity date of such Indebtedness is at least 366 days after the Revolving Maturity Date and (iv) any interest payable on such Indebtedness prior to the date that is 366 days after the Revolving Maturity Date is payable in kind by adding such interest to the principal amount of such Indebtedness; and (y) Indebtedness of any Person acquired pursuant to a Permitted Acquisition and existing at the time of such acquisition and not incurred in contemplation thereof (but excluding Indebtedness incurred pursuant to revolving or working capital credit facilities and similar transactions); provided that (A) such Indebtedness is not guaranteed in any respect by Holdings or any Subsidiary (other than by any such Person that so becomes a Subsidiary) and (B) the aggregate principal amount of Indebtedness permitted by this clause (h)(y) (together with all Indebtedness constituting Permitted Refinancing incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (h)(y)) shall not exceed $10,000,000 at any time outstanding;

(i) unsecured subordinated Indebtedness of Holdings incurred to repurchase any Equity Interests to the extent such repurchase is permitted by Section 7.06(d); provided that the terms of such Indebtedness shall be reasonably satisfactory to the Administrative Agent;

(j)(x) Indebtedness in respect of capital leases to finance Capital Expenditures in an aggregate principal amount not to exceed at any time $2,000,000 and (y) Indebtedness in respect of purchase money obligations; provided that (A) such Indebtedness is incurred before or within 90 days after the acquisition or the completion of such construction or improvement of such fixed or capital assets and (B) with respect to clause (y), (1) the aggregate principal amount of Indebtedness permitted (together with all Indebtedness constituting Permitted Refinancing incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (j)(y)) shall not exceed $7,500,000 at any time outstanding and (2) such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness (or Indebtedness refinanced with such Indebtedness);

(k) Indebtedness in respect of sale and leaseback transactions permitted by Section 7.05(e);

(l) Indebtedness of Holdings under any Holdings Administrative Advance permitted under Section 7.02(k);

(m) Off-Balance Sheet Liabilities constituting Capital Expenditures;

(n)(i) obligations of the Borrower under performance bonds supporting workers’ compensation obligations and self insurance obligations, and (ii) obligations of the Borrower under appeal, bid, performance and surety bonds or other similar instruments, in each case entered in the ordinary course of business;

(o) Indebtedness incurred by Holdings or any of its Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any time outstanding arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees, letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Investments permitted hereunder or Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(p) without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Indebtedness permitted hereunder;

(q) any Indebtedness that replaces or refinances any other Indebtedness initially incurred under any of clauses (h)(y) or (j)(y) of this Section 7.03, as long as, after giving effect thereto (i) the principal amount of the Indebtedness outstanding at such time is not increased (except by the amount of any accrued interest, reasonable closing costs, expenses, fees, and premium paid in connection with such extension, renewal or replacement), (ii) the result of such refinancing of or replacement shall not be an earlier maturity date or decreased weighted average life, (iii) the holders of such refinancing Indebtedness are not afforded covenants, defaults, rights or remedies, taken as a whole, which are materially more burdensome to the obligor or obligors than those contained in the Indebtedness being extended, renewed or replaced, (iv) the obligor or obligors under any such refinancing Indebtedness and the collateral, if applicable, granted pursuant to any such refinancing Indebtedness are the same (or in the case of collateral, the same or less than) as the obligor(s) and collateral under the Indebtedness being extended, renewed or replaced, (v) the subordination, to the extent applicable, and other material provisions of the refinancing Indebtedness are no less favorable to the Lenders than those terms of the Indebtedness being refinanced, and (vi) the refinancing Indebtedness is not exchangeable or convertible into any other Indebtedness which does not comply with clauses (i) through (v) above (any such refinancing complying with clauses (i) through (vi) above being referred to herein as a “Permitted Refinancing”);

(r) other unsecured Indebtedness of the Borrower and its Subsidiaries, including Indebtedness of Foreign Subsidiaries, in an aggregate principal amount not to exceed at any time $5,000,000;

(s) if the Exchange Offer is consummated, then, from and after the Funding Date, Indebtedness under the Senior Subordinated Notes in an aggregate principal amount not to exceed the amount set forth on Schedule 7.03(s) (as increased by any increased principal amount of Senior Subordinated Notes that remain outstanding following the Exchange Offer as a result of the Borrower obtaining a Permitted Waiver);

(t) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, in each case incurred in the ordinary course of business;

(u) Indebtedness consisting of the financing of insurance premiums in customary amounts and in the ordinary course of business; and

(v) unsecured subordinated Indebtedness of Holdings in an aggregate principal amount not to exceed $25,000,000, which is subordinated pursuant to subordination terms substantially in the form of Exhibit M or otherwise subject to subordination provisions in form and substance reasonably satisfactory to the Administrative Agent; provided that (i) all interest on such Indebtedness is paid in kind by adding it to the principal balance thereof, (ii) such Indebtedness shall not mature, and Holdings shall not be required to pay any amount of principal of or interest on or other amount with respect to such Indebtedness, in each case until at least the sixth anniversary of the Funding Date, (iii) the terms and conditions, taken as a whole, governing such Indebtedness are not materially more restrictive than the terms and conditions set forth in this Agreement, and (iv) such Indebtedness shall not be guaranteed by any Subsidiary of Holdings (and no such Person shall otherwise be liable with respect to such Indebtedness).

If the Chapter 11 Cases have commenced, from and after the Plan Effective Date, the foregoing exceptions shall not include any Pre-Petition Indebtedness of the Domestic Subsidiaries except to the extent provided in the Reorganization Plan.

Section 7.04. Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (other than as permitted under Section 7.05) (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary that is a Guarantor is merging with another Subsidiary, the Subsidiary that is the Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;

(c) after the Funding Date, any merger, amalgamation or consolidation that constitutes a Permitted Acquisition by a Loan Party, so long as a Loan Party is the surviving Person;

(d) Holdings may engage in the SuperHoldings Formation Transaction; and

(e) Holdings may engage in the Holdings Merger; provided that:

(i) Holdings is the survivor of the Holding Merger,

(ii) the Person merging with and into Holdings (A) shall be a Solvent corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof (including the District of Columbia), (B) shall have no other Indebtedness or other obligations or liabilities (other than incidental to the consummation of the Holdings Merger and de minimus obligations or liabilities) or any Liens upon any of its property or assets, in each case immediately prior to giving effect to the Holdings Merger, and (C) shall not have engaged in any business or activity or own any assets (other than de minimus assets) at any time prior to giving effect to the Holdings Merger, other than performing its obligations and activities incidental to the consummation of the Holdings Merger;

(iii) the Holdings Merger is consummated on or prior to the Funding Date; and

(iv) the aggregate amount of consideration paid by Holdings and its Subsidiaries in connection with the consummation of the Holdings Merger shall not exceed the amount permitted under Section 7.06(m) hereof.

Section 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition (except to the extent such agreement to make such Disposition is subject to the satisfaction in full of all the Obligations or subject to obtaining the prior written consent of the Administrative Agent and the Required Lenders), except:

(a) Dispositions of obsolete, excess, damaged, no longer useful or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)(i) Dispositions that do not constitute Asset Sales, and (ii) Dispositions of overdue accounts receivable in the ordinary course of business and consistent with the past practices of the business of the Borrower;

(c) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or another Subsidiary that is a Guarantor;

(d) Dispositions of Investments permitted by Section 7.02 (other than Section 7.02(f)), Dispositions permitted by Section 7.04 and Dispositions constituting Liens permitted by Section 7.01;

(e) Dispositions by the Borrower and its Subsidiaries of property pursuant to sale and leaseback transactions, provided that the lesser of book value and fair market value of all property so Disposed of shall not exceed $2,500,000;

(f) the Retail Facilities Disposition; provided that the Net Cash Proceeds received in respect of Revolver Priority Collateral shall be applied to repay outstanding Loans and interest thereon in accordance with Section 2.09(b)(vi);

(g) Non-Core Dispositions;

(h) transactions contemplated by the applicable Restructuring Documentation;

(i) any condemnation or eminent domain proceeding affecting any real property; and

(j) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) (i) are less than $5,000,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made during the term of this Agreement, are less than $10,000,000; provided that the Net Cash Proceeds thereof shall be applied as (and to the extent) required hereunder and/or as and to the extent required under the Replacement Term Loan Facility;

provided, however, that any Disposition pursuant to the foregoing clauses shall be for at least fair market value and any Disposition pursuant to clauses (f), (g) and (j) shall be for at least 75% cash consideration payable at the closing of such Disposition.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so (except to the extent such obligation is subject to the satisfaction in full of all the Obligations or subject to obtaining the prior written consent of the Administrative Agent and the Required Lenders), except that:

(a) each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other Equity Interests of such Subsidiary on a pro rata basis (after giving effect to any preferred equity) based on their relative ownership interests);

(b) Holdings, the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) Holdings, the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other Equity Interests (other than Disqualified Equity Interests);

(d) Holdings may, and the Borrower may declare or pay cash dividends to Holdings for Holdings to, repurchase, redeem or otherwise acquire or retire for value any Equity Interests held by any past, present or future employee, consultant (other than the Back Stop Parties) or director of Holdings, the Borrower or any Subsidiary pursuant to any management equity, subscription agreement, stock option agreement, shareholders agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3,500,000 in the aggregate;

(e) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may make Restricted Payments to Holdings (i) in an aggregate amount not to exceed $500,000 (or, following an Initial Public Offering, $1,500,000) in any fiscal year, to the extent necessary to permit Holdings to pay general administrative costs and expenses (and Holdings may make Restricted Payments to SuperHoldings from any Restricted Payment received by it pursuant to this clause (e)(i) to pay general administrative costs and expenses of SuperHoldings) and (ii) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Payment for such purpose (and Holdings may make Restricted Payments to SuperHoldings from any Restricted Payment received by it pursuant to this clause (e)(ii) to discharge the consolidated tax liabilities of SuperHoldings and its Subsidiaries, in each case so long as SuperHoldings applies the amount of any such Restricted Payment for such purpose);

(f) the Borrower may pay, or make Restricted Payments to Holdings to allow it to pay, amounts to the Back Stop Parties and their respective Affiliates adequate to reimburse such Persons for (i) the amount of actual and documented expenses incurred in connection with the Management Agreement for the benefit of Holdings or any of its Subsidiaries and (ii) from and after the Funding Date, in equal quarterly installments (except that any management or similar fees paid in 2011 pursuant to this clause (ii) shall solely be paid in the fourth fiscal quarter of 2011 (but may be paid in one or more installments in such fourth fiscal quarter)), management fees (including for purposes of consulting or financial advisory services) or similar fees to the Back Stop Parties or their respective Affiliates, in the aggregate not exceeding $1,500,000 per fiscal year for such fees (provided if, as of the last day of any fiscal year, the Leverage Ratio (determined for such fiscal year by reference to the Compliance Certificate delivered pursuant to Section 6.02(a) calculating the Leverage Ratio as of the last day of such fiscal year) shall be (x) less than or equal to 3.50:1.00 but greater than 3.00:1.00 during the fiscal year immediately succeeding such fiscal year, the Borrower may pay, or make Restricted Payments to Holdings to allow it to pay, amounts pursuant to this clause (f)(ii) in an aggregate amount not to exceed $2,000,000 during the immediately succeeding fiscal year, (y) less than or equal to 3.00:1.00 but greater than 2.50:1.00 during the fiscal year immediately succeeding such fiscal year, the Borrower may pay, or make Restricted Payments to Holdings to allow it to pay, amounts pursuant to this clause (f)(ii) in an aggregate amount not to exceed $3,000,000 during the immediately succeeding fiscal year or (z) less than or equal to 2.50:1.00 during the fiscal year immediately succeeding such fiscal year, the Borrower may pay, or make Restricted Payments to Holdings to allow it to pay, amounts pursuant to this clause (f)(ii) in an aggregate amount not to exceed $5,000,000 during the immediately succeeding fiscal year); provided that in any event such management or similar fees (but not the amounts under clause (f)(i)) shall be subordinated to the Obligations on terms satisfactory to the Administrative Agent, and that upon the occurrence of a Default or an Event of Default and during the continuance thereof, no payment of any management fees or similar distributions to the Back Stop Parties or any of their respective Affiliates shall be permitted under this Section, it being understood that nothing in this clause (f) shall prevent the accrual of unpaid management or similar fees;

(g) Holdings and its Subsidiaries may repay or prepay or otherwise refinance the Indebtedness under the Existing Term Loan Agreement and the Existing Revolving Credit Agreement with the proceeds of the Loans and the Replacement Term Loan Facility, and may make distributions and payments contemplated under the applicable Restructuring Documentation (including the payments and conversions of Indebtedness described in Section 4.02(v)), including payments not exceeding $2,000,000 in the aggregate in settlement of Indebtedness under the Reliable Notes (as provided in the Exchange Offering Memorandum) concurrently with consummation of the Exchange Offer;

(h) from and after the Funding Date, the Borrower may repay, prepay or purchase (and retire) Indebtedness under the Senior Subordinated Notes in an aggregate principal amount not to exceed the amount set forth on Schedule 7.03(s) (as increased by any increased principal amount of Senior Subordinated Notes that remain outstanding following the Exchange Offer as a result of the Borrower obtaining a Permitted Waiver);

(i) Holdings, the Borrower and each Subsidiary may make voluntary or optional prepayments of (i) Indebtedness under the Loan Documents, (ii) intercompany Indebtedness among Holdings, the Borrower and its Subsidiaries and (iii) other Indebtedness to the extent permitted by Section 7.18;

(j) Holdings, the Borrower and each Subsidiary may make voluntary or optional prepayments in connection with a Permitted Refinancing of Indebtedness of such Person otherwise permitted hereunder;

(k) Holdings and the Borrower may make Restricted Payments with the proceeds of any contribution to common equity of Holdings by the Equity Investors (which contribution is simultaneously contributed to the Borrower), but excluding any proceeds of Initial Public Offerings, provided that (i) such Restricted Payment is made within 30 days after the receipt of such contribution and (ii) no Event of Default exists or would result from such Restricted Payment;

(l) the Borrower and each Subsidiary may make other Restricted Payments permitted hereunder (other than amounts under clause (d) of the definition of “Restricted Payment”) so long as, before and after giving pro forma effect to such Restricted Payment, (i) Excess Availability on the date of such payment and for the period of 30 days prior to the date of such payment is not less than the greater of 17.5% of the Borrowing Base and $11,000,000, (ii) the Borrower has a Consolidated Fixed Charge Coverage Ratio (for the twelve fiscal month period most recently ended for which financial statements are required to have been delivered to the Administrative Agent pursuant to Section 6.01(c), determined on a pro forma basis as if such Restricted Payment had been made on the last day of the month most recently ended) of not less than 1.0:1.0, (iii) no Default or Event of Default has occurred and is continuing or would occur immediately thereafter as a result thereof and (iv) the Administrative Agent shall have received a Compliance Certificate from the Borrower demonstrating compliance with clause (ii) above; and

(m) Holdings may pay consideration to shareholders of Holdings in an amount not to exceed $100,000 in connection with the consummation of the Holdings Merger in accordance with Section 7.04(e) hereof.

Section 7.07. Change in Nature of Business. (a) Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Funding Date or any business substantially related, complementary, ancillary or incidental thereto or reasonable extensions thereof (except that Holdings and its Subsidiaries may engage in non-core businesses acquired in connection with a Permitted Acquisition) or (b) in the case of Holdings, create or acquire any direct new subsidiary.

Section 7.08. Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms no less favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:

(a) transactions (i) between or among Holdings, the Borrower and any Subsidiary that is a Guarantor (subject to the restrictions contained in Section 7.13) and (ii) solely between Foreign Subsidiaries;

(b) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Holdings and its Subsidiaries and customary indemnification agreements with directors and officers of Holdings and its Subsidiaries;

(c) Restricted Payments that are permitted under Section 7.06(d), (f), (g) and (m);

(d) transactions or payments pursuant to any employee compensation or benefit plans or arrangements entered into in the ordinary course of business, including, without limitation, (i) the performance of Holdings’ or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business and (ii) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business;

(e) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms hereof that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party or on terms that are approved by the Borrower’s Board of Directors, including a majority of the disinterested directors;

(f) Investments that are permitted under Section 7.02(b);

(g) Indebtedness that is permitted under Sections 7.03(e) and 7.03(f);

(h) the Transaction, the Holdings Merger (to the extent permitted by Section 7.04(e)) and the transactions contemplated by the applicable Restructuring Documentation and the SuperHoldings Formation Transaction;

(i) the Management Agreement; provided that payment of management fees thereunder shall be subject to the provisions of Section 7.06; and

(j) transactions pursuant to any contract or agreement in effect on the Funding Date and listed in Schedule 7.08, as any such contract or agreement listed on such Schedule may be amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to Holdings and its Subsidiaries than those in effect on the Funding Date.

Section 7.09. Burdensome Agreements.

(a) Restrictions on Subsidiary Distributions. Except as provided herein or, if the Chapter 11 Cases have commenced, the Interim Approval Order, the Final Approval Order or the Confirmation Order, or as required by the Bankruptcy Code, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on, or enter into any Contractual Obligation that limits, the ability of any Subsidiary of the Borrower to (i) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary of the Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (iii) make loans or advances to the Borrower or any other Subsidiary of the Borrower or Guarantee the Obligations of the Borrower, or (iv) transfer, lease or license any of its property or assets to the Borrower or any other Subsidiary of the Borrower, other than restrictions (1) in agreements evidencing capital leases permitted by Section 7.03(j) or Indebtedness permitted by Section 7.03(j) or (q) that impose restrictions on the Person or property so acquired, (2) in the Loan Documents or the Replacement Term Loan Facility (and its related credit documents), (3) contained in financing documentation governing Indebtedness incurred by a Foreign Subsidiary pursuant to Section 7.03(r), so long as they operate only upon the occurrence and during the continuation of an event of default under the documentation governing such foreign financing and only bind such Foreign Subsidiary; (4) restrictions existing under or by reason of (A) applicable law (including rules, regulations and agreements with regulatory authorities), (B) any agreement in effect at the time a Person first became a Subsidiary of such Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Loan Party and such restrictions are limited to such Subsidiary and its Subsidiaries, or (C) provisions with respect to distributions of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements not otherwise prohibited hereunder; provided that such encumbrances or restrictions apply only to the assets or property subject to such joint venture, asset sale, stock sale or similar agreement or to the assets or property being sold, as the case may be, (5) encumbrances or restrictions existing under or by reason of Liens permitted under Section 7.01 securing Indebtedness otherwise permitted to be incurred under Section 7.03 that limit the right of the debtor to dispose of the assets that are subject to such Liens, (6) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (7) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement or (8) described on Schedule 7.09(a).

(b) No Further Negative Pledges. Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness not otherwise prohibited under this Agreement (so long as such restriction applies only to the property encumbered to secure such Indebtedness), (ii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property, assets or rights subject to such leases, licenses or similar agreements, as the case may be), (iii) subject to the Intercreditor Agreement, the Replacement Term Loan Facility, and (iv) restrictions identified on Schedule 7.09(b); (v) restrictions pursuant to Contractual Obligations assumed in connection with permitted Investments, so long as such restrictions apply solely to the assets acquired in the Investment; (vi) restrictions contained in any agreement governing Indebtedness of any Loan Party or its Subsidiaries permitted hereby, so long as such restrictions are no more restrictive in any material respect than those contained in this Agreement or the other Loan Documents and (vii) provisions with respect to the creation or assumption of any such Liens (x) in joint venture agreements or (y) in executed asset sale agreements or stock sale agreements governing dispositions of assets to the extent permitted by Section 7.05 (provided that, for purposes of this clause (vii), such Liens may apply only to the assets or property subject to such joint venture or executed asset sale or stock sale agreement or to the assets or property being sold, as the case may be), no Loan Party or any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

Section 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 7.04 or 7.05 or an Investment in a joint venture in compliance with the provisions of Section 7.02(p) or (q), no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

Section 7.12. Fiscal Periods. Change its fiscal year or fiscal quarters from those in effect on the Funding Date.

Section 7.13. Holding Company. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Loan Documents, the Replacement Term Loan Facility Documents or Indebtedness permitted under Section 7.03(v) and, in each case, the credit documents related thereto (other than nonconsensual obligations imposed by operation of law); (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Security Documents to which it is a party or permitted pursuant to Section 7.01; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of the Borrower, (ii) performing its obligations and activities incidental thereto under the Loan Documents, and to the extent not inconsistent therewith, prior to the Funding Date, the Existing Revolving Credit Agreement and the Existing Term Loan Agreement and, on and after the Funding Date, this Agreement, the Loan Documents, the Replacement Term Loan Facility Documents and the credit documents related thereto, (iii) performing its obligations and activities incidental to the consummation of the transactions contemplated by the applicable Restructuring Documentation; (iv) making Restricted Payments and Investments to the extent permitted by this Agreement, (v) incurring and holding any Indebtedness permitted pursuant to Section 7.03(b), (c), (d), (h)(x), (i), (l) or (o), (vi) participating in tax, accounting and administrative activities as part of the consolidated group of the Borrower, and (vii) issuing and selling Equity Interests, and repurchasing such interests, to the extent neither the issuance thereof nor the investment therein is otherwise prohibited by the terms of this Agreement, and receiving equity contributions in respect thereof (and subsequently contributing such equity contributions to the Borrower), and (viii) engaging in the SuperHoldings Formation Transaction if it elects to do so and the Holdings Merger to the extent permitted by Section 7.04(e); (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person other than pursuant to the SuperHoldings Formation Transaction and the Holdings Merger to the extent permitted by Section 7.04(e); (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries (except for any sale of Equity Interests of any of its Subsidiaries in compliance with the provisions of Sections 7.04 or 7.05); (f) create or acquire any direct Subsidiary or make or own any Investment in any Person other than the Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

Section 7.14. Financial Covenants.

(a) During the continuance of a Covenant Compliance Event, permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of the twelve fiscal months of the Loan Parties then last ended (in each case taken as one accounting period) for which financial statements are required to have been delivered to the Administrative Agent pursuant to Section 6.01(a) or (c) (the “Test Period”), to be less than 1.0 to 1.0. As used herein, a “Covenant Compliance Event” (i) shall occur at any time after the Funding Date if the Excess Availability Requirement is not met at such time and (ii) shall be deemed to be continuing until the Excess Availability Requirement has been met after such occurrence for the first full fiscal month thereafter.

(b) For purposes of determining compliance with the financial covenant set forth in Section 7.14(a) above, cash equity contributions (which equity shall be common equity or other “qualified” equity on terms and conditions reasonably acceptable to the Administrative Agent) made to the Borrower after the beginning of the relevant fiscal month and on or prior to the day that is 10 days after the day on which the applicable financial statements are required to be delivered (such 10-day period being referred to herein as the “Interim Period”) for such fiscal month will, at the request of the Borrower, be included in the calculation of Consolidated

Adjusted EBITDA solely for the purposes of determining compliance with such financial covenant at the end of such fiscal month and applicable subsequent periods which include such fiscal month (any such equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) Specified Equity Contributions may be made no more than four times in any twelve fiscal month period and no more than six times during the term of this Agreement, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with such financial covenant, (c) the Borrower shall not be permitted to borrow hereunder during the Interim Period until the relevant Specified Equity Contribution has been made and (d) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets calculated on the basis of Consolidated Adjusted EBITDA contained herein and in the other Loan Documents.

Section 7.15. Pro forma Calculations. Any determination of the Consolidated Fixed Charge Coverage Ratio or Consolidated Adjusted EBITDA for any trailing twelve fiscal month period (a “Determination Period”) during which a Permitted Acquisition or an Asset Sale has been consummated (or for purposes of determining whether the conditions set forth in clause (i) of the definition of “Permitted Acquisition” or in Section 7.02(f) are satisfied) shall be made as follows: (1) all components of the Consolidated Fixed Charge Coverage Ratio and Consolidated Adjusted EBITDA shall be calculated as if such Permitted Acquisition or Asset Sale had occurred on the first day of the relevant Determination Period, and (2) such components may, at the option of the Borrower, be adjusted to give effect to Pro-Forma Adjustments. “Pro-Forma Adjustments” means, with respect to any Permitted Acquisition or Asset Sale, any synergies or reductions, including without limitation operating expense reductions, or other pro forma adjustments arising out of events which are directly attributable to any such Permitted Acquisition or Asset Sale, as applicable, that (x) would be permitted to be included in a pro-forma calculation consistent with Article 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended, or (y) are otherwise reasonably estimated by the Borrower in good faith and on the basis of reasonable assumptions to be realized within 12 months of the date of consummation of such Permitted Acquisition or Asset Sale, so long as such synergies, reductions or other pro forma adjustments with respect to any Permitted Acquisition are set forth in the Permitted Acquisition Certificate delivered by the Borrower to the Administrative Agent with respect to such Permitted Acquisition. For purposes of any such determination, Pro-Forma Adjustments for any Permitted Acquisition or Asset Sale shall be allocated to the fiscal month in which such Permitted Acquisition or Asset Sale is consummated and the immediately preceding eleven consecutive fiscal months on a simple arithmetic basis. In addition, when determining on any date whether the conditions set forth in Section 7.02(f) are satisfied on any date, the Consolidated Fixed Charge Coverage Ratio and the Consolidated Adjusted EBITDA to be used shall be those set forth in the Compliance Certificate most recently delivered prior to such date, adjusted to give pro-forma effect (in accordance with this Section 7.15) to all Permitted Acquisitions consummated (or proposed to be consummated) after the last day of the fiscal month with respect to which such Compliance Certificate was delivered and on or prior to such date. In the event that (i) the Borrower or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems any Equity Interests in any case subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made, then the

Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Equity Interests, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable twelve-fiscal-month reference period.

Section 7.16. Amendments or Waivers of Organization Documents and Certain Related Agreements and Other Documents. Except as set forth in Section 7.17 or otherwise pursuant to the Reorganization Plan, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organization Documents that would adversely affect in any material respect the Lenders or their rights in the good faith judgment of the Administrative Agent or the Required Lenders after the Execution Date without obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification or waiver, (b) (i) agree to any amendment, restatement, supplement or other modification to, or waiver of, any Replacement Term Loan Facility Document to the extent prohibited by the Intercreditor Agreement or to the extent such amendment, restatement, supplement or other modification or waiver would cause the aggregate required scheduled amortization of any Indebtedness under the Replacement Term Loan Agreement to be greater than $3,000,000 during any fiscal year of the Borrower (excluding, for the avoidance of doubt, any excess cash flow prepayments required thereunder) or (ii) make any payment consistent with any such amendment, restatement, supplement or other modification or (c) agree to any amendment, restatement, supplement or other modification to, or waiver of, the Interim Approval Order, the Final Approval Order, the Reorganization Plan, the Confirmation Order or the Exchange Offer Documentation that would adversely affect in any material respect the Lenders or their rights after the Execution Date, as determined in good faith by the Administrative Agent (it being understood and agreed that any modification to the priority of the administrative claims set forth in the Interim Approval Order or Final Approval Order shall be deemed to be a modification that is materially adverse to the rights and interests of the Lenders for purposes hereof), without obtaining the prior written consent of the Administrative Agent and the Required Lenders to such amendment, restatement, supplement or other modification or waiver.

Section 7.17. Amendments or Waivers with respect to Existing Indebtedness. Except pursuant to the applicable Restructuring Documentation, no Loan Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Existing Indebtedness or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Existing Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of the Senior Subordinated Notes, or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Existing Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Loan Party or Lenders.

Section 7.18. Prepayments of Indebtedness. Except to the extent specifically permitted by Section 7.06 hereof, make any prepayments in respect of principal of Indebtedness permitted hereunder (other than intercompany Indebtedness among Holdings, the Borrower and its Subsidiaries) or repurchase or redeem any such Indebtedness (it being understood that payments of scheduled amortization and payments at or after scheduled maturity are not prepayments, repurchases or redemptions restricted by this Section 7.18), except:

(a) the Borrower and each Subsidiary may make prepayments in respect of Indebtedness permitted hereunder or repurchase or redeem any such Indebtedness so long as, before and after giving pro forma effect to such prepayment, redemption or repurchase, (i) Excess Availability on the date of such payment and for the period of 30 days prior to the date of such payment is not less than the greater of 15% of the Borrowing Base and $9,000,000, (ii) the Borrower has a Consolidated Fixed Charge Coverage Ratio (for the twelve fiscal month period most recently ended for which financial statements are required to have been delivered to the Administrative Agent pursuant to Section 6.01(c), determined on a pro forma basis as if such prepayment or repurchase had been made on the last day of the month most recently ended) of not less than 1.0:1.0, (iii) no Default or Event of Default has occurred and is continuing or would occur immediately thereafter as a result thereof and (iv) the Administrative Agent shall have received a Compliance Certificate from the Borrower demonstrating compliance with clause (ii) above; and

(b) the Borrower and each Subsidiary may make prepayments to the extent required under clauses (a)-(g) of Section 2.14 of the Replacement Term Loan Facility as in effect on the date hereof.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any LC Exposure, or (ii) within five Business Days after the same becomes due, any interest on any Loan, any LC Exposure or any commitment or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 2.04(f), 6.01(a), 6.01(b), 6.01(c), 6.02(b), 6.03(a), 6.05, 6.10(a), 6.11, 6.12, 6.13(a), 6.14 (after a two (2) Business Day grace period), 6.15 or 6.18 or Article 7; or

(c) Other Defaults. (i) Any Loan Party fails to perform or observe any other covenant or agreement (other than those covered by subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and (x) if such covenant or agreement is contained in Section 6.03, such failure continues for five Business Days, (y) if such covenant or agreement is contained in Section 6.07, such failure continues for five Business Days after written notice thereof from the Administrative Agent to the Borrower or (z) otherwise, such failure continues for 30 days after written notice thereof from the Administrative Agent to the Borrower; (ii) there occur any uninsured losses to Collateral which would reasonably be expected to result in a Material Adverse Effect; or (iii) the termination of any Guaranty (except for the release or termination of Guarantees as may otherwise be permitted under this Agreement); or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to pay any principal, interest or other amount when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but after the expiration of any applicable grace periods) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) or Swap Termination Value of more than $5,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required and after the expiration of any applicable grace periods, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $5,000,000; provided, in each case, that to the extent such failures or such Early Termination Date are in connection with the Chapter 11 Cases, if the Chapter 11 Cases have commenced, such failures or such Early Termination Date shall not result in an Event of Default hereunder; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; provided, in each case, that to the extent such actions are in connection with the Chapter 11 Cases, if the Chapter 11 Cases have commenced, such actions shall not result in an Event of Default hereunder; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 consecutive days after its issue or levy; provided, in each case, that to the extent any such inability, event or process is in connection with the Chapter 11 Cases, if the Chapter 11 Cases have commenced, such inability, event or process shall not result in an Event of Default hereunder; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage or indemnities from indemnitors reasonably satisfactory to the Administrative Agent), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) such judgment or order is undischarged, unvacated, unstayed or not fully bonded within 60 consecutive days after its entry or (B) enforcement proceedings are commenced by any creditor to attach or levy upon any assets of any Loan Party to enforce such judgment or order; provided, in each case, that to the extent any such judgment is in connection with the Chapter 11 Cases, if the Chapter 11 Cases have commenced, such judgment shall not result in an Event of Default hereunder; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Holdings or any of its Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and an liability to Holdings or any of its Subsidiaries in an aggregate amount in excess of $5,000,000 could reasonably be expected to result; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations and expense reimbursement obligations not yet due and payable), ceases to be in full force and effect in any material respect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Invalidity of Security Interests. At any time on or after the Funding Date, any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by, and subject to the limitations set forth in, the applicable Security Document, except (i) as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the Security Agreement or (iii) to the extent the perfection of such Lien is pending following the timely filing of documentation sufficient under applicable Law to perfect such Liens; or

(l) Change of Control. There occurs any Change of Control; or

(m) The Chapter 11 Cases. If the Chapter 11 Cases have been filed, then prior to the Plan Effective Date:

(i) entry of an order or filing of a motion by any Loan Party, or any Loan Party supporting the entry of an order or filing of a motion, (A) authorizing, approving, granting or seeking additional Post Petition financing under Section 364(c) or (d) of the Bankruptcy Code other than Indebtedness permitted under this Agreement or as provided in the Interim Approval Order and/or Final Approval Order, (B) entry of an order dismissing, or any Loan Party seeking the dismissal of, any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a Chapter 7 case, (C) appointing a Chapter 11 trustee or an examiner in any of the Chapter 11 Cases having enlarged powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code), (D) granting, any other super-priority claim senior to or pari passu with the super-priority claims of the Administrative Agent and the Lenders (except for those superpriority claims described in the Interim Approval Order or the Final Approval Order, whichever is then in effect, as claims permitted to be pari passu or senior) with respect to the Indebtedness owed thereunder, (E) authorizing or approving any other action materially adverse to the Secured Parties or their rights and remedies under the Loan Documents, the Existing Revolving Credit Facility and documents in connection therewith or under the Interim Approval Order or the Final Approval Order, whichever is then in effect (it being understood and agreed that any modification to the priority of the administrative claims set forth in the Interim Approval Order or Final Approval Order shall be deemed materially adverse to the rights and interests of the Secured Parties for purposes hereof), or their interest in any material portion of the Collateral, or (F) granting relief from the automatic stay to permit any secured creditor (other than the Secured Parties) to enforce or otherwise take action with respect to any material Collateral; or

(ii) the commencement of any action, suit or proceeding before any Governmental Authority against any of the Secured Parties (solely in their capacities as such under the Loan Documents) by or on behalf of any Loan Party or any of its Affiliates, officers or employees; or

(iii) once entered by the Bankruptcy Court, the Interim Approval Order (prior to entry of the Final Approval Order) shall cease to be in full force and effect or shall have been (in a manner that is adverse to the Administrative Agent or the Lenders as determined in good faith by the Administrative Agent) reversed, modified, amended, stayed or vacated, in the case of any modification or amendment that is adverse to the Lenders (as determined in good faith by the Administrative Agent), without the prior written consent of the Administrative Agent and the Required Lenders; or

(iv) the Final Approval Order shall not have been entered by the Bankruptcy Court on or before the date that is 45 days after the entry of the Interim Approval Order; or

(v) once entered by the Bankruptcy Court, the Final Approval Order shall cease to be in full force and effect or shall have been (in a manner that is adverse to the Administrative Agent or the Lenders as determined in good faith by the Administrative Agent) reversed, modified, amended, stayed or vacated, in the case of any modification or amendment that is adverse to the Lenders (as determined in good faith by the Administrative Agent), without the prior written consent of the Administrative Agent and the Required Lenders; or

(vi) after entry thereof, the Confirmation Order shall cease to be in full force and effect or shall have been (in a manner that is adverse to the Administrative Agent or the Lenders as determined in good faith by the Administrative Agent) reversed, modified, amended, stayed, vacated or made subject to stay pending appeal, in the case of any modification or amendment that is adverse to the Lenders (as determined in the good faith judgment of the Administrative Agent and the Required Lenders), without the prior written consent of the Administrative Agent and the Required Lenders; or

(vii) breach by any Loan Party of any provisions of the Interim Approval Order or the Final Approval Order, which breach is material as determined in good faith by the Administrative Agent, or the Confirmation Order, in each case upon or after entry of the relevant order by the Bankruptcy Court; or

(viii) there shall arise any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code having a priority senior to or pari passu with the Obligations, except as expressly provided herein or in the Interim Approval Order or the Final Approval Order (including but not limited to the carve-out set forth therein), whichever is then in effect; or

(ix) the Restructuring Support Agreement shall be terminated by any party thereto or shall otherwise cease to be in full force and effect, or shall have been amended, supplemented or otherwise modified in any manner that in the good faith judgment of the Administrative Agent and the Required Lenders materially and adversely affects the interests, rights or remedies of any or all of the Administrative Agent and the Lenders, or (y) any party to the Restructuring Support Agreement shall have breached the Restructuring Support Agreement in any manner that in the good faith judgment of the Administrative Agent and the Required Lenders materially and adversely affects the interests, rights or remedies of any or all of the Administrative Agent and the Lenders; or

(x) the Backstop Agreement shall be terminated by any party thereto or shall otherwise cease to be in full force and effect, or shall have been amended, supplemented or otherwise modified in any manner that in the good faith judgment of the Administrative Agent and the Required Lenders materially and adversely affects the interests, rights or remedies of any or all of the Administrative Agent and the Lenders, or (y) any party to the Backstop Agreement shall have breached the Backstop Agreement in any manner that in the good faith judgment of the Administrative Agent and the Required Lenders materially and adversely affects the interests, rights or remedies of any or all of the Administrative Agent and the Lenders; or

(n) Dissolution. Other than in connection with the Chapter 11 Cases, any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty days.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the Issuing Bank to make LC Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) require that the Borrower Cash Collateralize the LC Exposure; and

(d) exercise on behalf of itself, the Issuing Bank and the Lenders all rights and remedies available to it, the Issuing Bank and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the Issuing Bank to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Exposure as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.01. Appointment and Authorization. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein. The Administrative Agent shall not have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each of the Lenders (including in its capacity as a Secured Bank Product Provider) hereby further authorizes the Administrative Agent to enter into the Intercreditor Agreement and any amendments thereto on behalf of such Lender. Without limiting the generality of the foregoing, each of the Lenders hereby authorizes and directs the Administrative Agent to bind each Lender to the actions required by such Lender under the terms of the Intercreditor Agreement.

(c) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03. Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent-Related Person shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.02 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder, or (c) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other

Loan Documents that such Agent-Related Person is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04. Reliance by the Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Execution Date or Funding Date, as applicable, specifying its objection thereto.

Section 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article 8; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by the Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07. Indemnification of the Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of the Administrative Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of the Administrative Agent) from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to the Administrative Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of the Administrative Agent) of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of the Administrative Agent) own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the

Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08. Administrative Agent in Its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America was not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

Section 9.09. Successor Administrative Agent. (a) The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders; provided that any such successor administrative agent shall be either a domestic office of a commercial bank organized under the laws of the United States or any State thereof, or a United States branch of a bank that is organized under the laws of another jurisdiction, in either case which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 9 and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b) Any resignation by Bank of America as administrative agent pursuant to this Section 9.09 shall also constitute its resignation as lender of the Swingline Loans to the extent that Bank of America is acting in such capacity at such time. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring lender of the Swingline Loans and (ii) the retiring lender of the Swingline Loans shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.05 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.

Section 9.11. Collateral and Guaranty Matters. (a) The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion (and subject to the provisions of the Intercreditor Agreement),

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations and expense reimbursement obligations not yet due and payable) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j); and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

(b) The Administrative Agent may, at its option, from time to time, at any time upon the occurrence of an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the making of Loans hereunder, make such disbursements and advances (“Special Agent Advances”) which Administrative Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement or any of the other Loan Documents consisting of costs, fees and expenses and payments to any Issuing Bank (provided that in no event shall (x) Special Agent Advances for such purpose exceed the amount equal to $7,000,000 in the aggregate outstanding at any time less the then outstanding Revolving Loans, Swingline Loans and Letters of Credit under Section 9.13 hereof and (y) Special Agent Advances plus the Revolving Exposure exceed the Lenders’ Commitments at the time of such Event of Default or cause any Lender’s Revolving Exposure to exceed such Lender’s Commitment at the time of such Event of Default). Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Administrative Agent shall notify each Lender and the Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Each Lender agrees that it shall make available to Administrative Agent, upon Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Percentage of each such Special Agent Advance. If such funds are not made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Administrative Agent’s option based on the arithmetic mean determined by Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m.

(New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Administrative Agent) and if such amounts are not paid within three (3) days of Administrative Agent’s demand, at the highest interest rate provided for in Section 2.06(a).

Section 9.12. Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to the Administrative Agent of a Bank Product, agrees to be bound by this Article IX and Section 10.02. Each Secured Bank Product Provider shall indemnify and hold harmless Agent-Related Persons, to the extent not reimbursed by the Loan Parties, against all claims that may be incurred by or asserted against any Agent-Related Person in connection with such provider’s Secured Bank Product Obligations.

Section 9.13. Additional Loans. The Administrative Agent shall not make (and shall prohibit the Issuing Bank and Swingline Lender, as applicable, from making) any Revolving Loans or provide any Letters of Credit to the Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans, Swingline Loans, or Letters of Credit would cause the aggregate amount of the Revolving Exposure to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Administrative Agent may make (or cause to be made) such additional Revolving Loans or Swingline Loans or provide such additional Letters of Credit on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letters of Credit will cause the total outstanding Revolving Exposure to exceed the Borrowing Base, as Administrative Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans, Swingline Loans, or additional Letters of Credit to the Borrower which Administrative Agent may make or provide (or cause to be made or provided) after obtaining such actual knowledge that the Revolving Exposure equals or exceeds the Borrowing Base shall not exceed the amount equal to $7,000,000 outstanding at any time less the then Outstanding Amount of any Special Agent Advances and shall not cause the Revolving Exposure to exceed the Revolving Commitments of all of the Lenders or the Revolving Exposure of a Lender to exceed such Lender’s Revolving Commitment, (b) if so requested by the Required Lenders by written notice to the Administrative Agent and the Borrower, the Administrative Agent shall cease to provide any such additional Revolving Loans, Swingline Loans or Letters of Credit, and, within 3 Business Days after any such written notice, any such amounts outstanding in respect of such excess shall become due (or, in the case of any such Letters of Credit, Swingline Loans and, to the extent required thereafter, Revolving Loans selected by the Borrower shall be prepaid in the amount of such excess, or, if no Loans are then outstanding, LC Exposure shall be Cash Collateralized in the amount of such excess in accordance with Section 2.13(j)) and (c) without the consent of all Lenders, the Administrative Agent shall not permit any such additional Revolving Loans, Swingline Loans or Letters of Credit to remain outstanding for more than sixty (60) days from the date such additional Revolving Loans, Swingline Loans or Letters of Credit were made or issued, as the case may be. Each Lender shall be obligated to pay to the Administrative Agent the amount of its Pro Rata Percentage of any such additional Revolving Loans, Swingline Loans, or Letters of Credit; provided that the Administrative Agent is acting in accordance with the terms of this Section 9.13.

ARTICLE 10

LC COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

Section 10.01. LC Collateral Account.

(a) The Administrative Agent is hereby authorized to establish and maintain at its office at 777 Main Street, 12th floor, Hartford, Connecticut 06115, in the name of the Administrative Agent and pursuant to a dominion and control Agreement, a restricted deposit account designated “The Borrower LC Collateral Account”. If the Funding Date has occurred, each Loan Party shall deposit into the LC Collateral Account from time to time the Cash Collateral required to be deposited under Section 2.13(j) hereof.

(b) The balance from time to time in such LC Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full. All funds in “The Borrower LC Collateral Account” may be invested in accordance with the provisions of Section 2.13(j).

Section 10.02. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations (including without limitation, proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (including, without limitation, pursuant to the exercise by the Administrative Agent of its remedies during the continuance of an Event of Default) or otherwise received on account of the Obligations) shall, subject to the provisions of Sections 2.11 and 2.13(j), be applied in the following order:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith;

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations);

Third, to interest then due and payable on the Borrower’s Swingline Loan;

Fourth, to the principal balance of the Swingline Loan outstanding until the same has been prepaid in full;

Fifth, to interest then due and payable on the Borrower’s Revolving Loans and other amounts due pursuant to Sections 3.01, 3.04 and 3.05;

Sixth, to Cash Collateralize all LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;

Seventh, to the principal balance of Revolving Borrowings then outstanding and all Obligations on account of Noticed Hedges, pro rata;

Eighth, to all other Obligations pro rata; and

Ninth, the balance, if any, as required by the Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (j) of this Section 10.02, the Loan Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 10.02 is subject to the provisions of Article 4 of the Intercreditor Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) increase the Commitment of any Lender without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled termination of any Commitment hereunder or under any other Loan Document, or permit any Interest Period with a duration longer than six months, in each case without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or LC Disbursement, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or fees in respect of Letters of Credit at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder;

(d) change Section 2.10 or Section 10.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (except that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of “Required Lenders” on substantially the same basis as the extensions of Loans are included on the Funding Date, and any technical amendments required to effect such inclusion may be made), without the written consent of each Lender;

(f) change Section 11.07 in a manner that would impose any additional restriction on the ability of any Lender to assign any of its rights or obligations under this Agreement;

(g) except as contemplated by Section 9.11, release all or substantially all of the Guarantors from their Guarantees without the written consent of each Lender;

(h) except as contemplated by Section 9.11, release all or substantially all of the Collateral without the written consent of each Lender;

(i) without the consent of all Lenders, materially change the definition of “Borrowing Base” or the terms used therein; or

(j) without the consent of all Lenders, increase the Borrowing Base advance rates;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 11.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Electronically Transmitted Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic transmission. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any electronically transmitted document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only (i) to distribute routine communications, such as financial statements and other information as provided in Section 6.02 and (ii) to distribute Loan Documents for execution by the parties thereto and receive executed copies of such Loan Documents, and may not be used for any other purpose.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including a telephonic Borrowing Request) purportedly given by or on behalf of the Borrower by any Responsible Officer even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Indemnitee of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower by any Responsible Officer. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.03. No Waiver; Cumulative Remedies. No failure by any Lender, the Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.17), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.17, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.04. Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable costs and documented out-of-pocket expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and out-of-pocket expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. For the avoidance of doubt, the foregoing costs and expenses shall include (i) the Administrative Agent’s costs and expenses for due diligence, including, without limitation, field examinations and appraisals, (ii) the Administrative Agent’s standard charges for field examinations, including a per diem field examiner charge and out-of-pocket expenses and (iii) all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

Section 11.05. Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, the Issuing Bank, the Swingline Lender, each Lender and each of their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Execution Date). All amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the Issuing Bank or the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Issuing Bank or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.07. Successors and Assigns.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment and any Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to the Borrower. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Pro Rata Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b) or (c) of the first proviso to Section 11.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Pledges. Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 11.08. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank, any Lender or

any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party, the Back Stop Parties or any of their respective Affiliates. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the Execution Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.09. Set-off. In addition to (and without prejudice to) any rights and remedies of the Lenders provided by law (whether prior to or following the Funding Date, including rights of set off), upon the occurrence and during the continuance of any Event of Default from and after the Funding Date, each Lender, the Issuing Bank and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender, the Issuing Bank or any such Affiliate hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent, such Lender, the Issuing Bank or such Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Issuing Bank agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or the Issuing Bank, as the case may be; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent, the Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent, the Issuing Bank or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof

Section 11.13. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitments have not expired or terminated. The provisions of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 and Article 9 (subject to the express terms contained therein) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Aggregate Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Secured Parties may require such indemnities as they shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to Swap Contracts and the Other Liabilities.

Section 11.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.15. Intentionally Omitted.

Section 11.16. Removal and Replacement of Lenders. (a) In the event that:

(i) (x) any Lender (each, an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is entitled to receive payments under Section 3.01 or 3.04, (y) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (z) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or

(ii) any Lender shall become a Defaulting Lender and shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Borrower’s request that it cure such default; or

(iii) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement as contemplated by clauses (a) through (h) of the first proviso to Section 11.01, the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained, and (b) the failure to obtain Non-Consenting Lenders’ consents does not result solely from the exercise of Non-Consenting Lenders’ rights (and the withholding of any required consents by Non-Consenting Lenders) pursuant to the second proviso to Section 11.01;

then, and in each such case, the Borrower shall have the right, at its option, to remove or replace the applicable Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”) to the extent permitted by subsection (b).

(b) The Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so,

(i) elect to (A) terminate the Commitment, if any, of such Terminated Lender upon receipt by such Terminated Lender of such notice and (B) prepay on the date of such termination any outstanding Loans made by such Terminated Lender, together with accrued and unpaid interest thereon and any other amounts payable to such Terminated Lender hereunder; provided that, in the event such Terminated Lender has any Loans outstanding at the time of such termination, the written consent of Administrative Agent and the Required Lenders (which consents shall not be unreasonably withheld or delayed) shall be required in order for the Borrower to make the election set forth in this clause (i); or

(ii) elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitment, if any, in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 11.07; provided that (A) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender as if it were a prepayment and (B) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender;

provided that the Borrower may not make either of the elections set forth in clauses (i) or (ii) above with respect to any Non-Consenting Lender unless the Borrower also makes one of such elections with respect to each other Terminated Lender which is a Non-Consenting Lender.

(c) Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitment, if any, pursuant to clause (i) of subsection (b), such Terminated Lender shall no longer constitute a “Lender” for purposes of this Agreement; provided that any rights of such Terminated Lender to indemnification under this Agreement shall survive as to such Terminated Lender.

Section 11.17. Intentionally Omitted.

Section 11.18. GOVERNING LAW.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT ALL OF THE PARTIES HERETO SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(c) After the Effective Date (as defined in the Reorganization Plan), except as otherwise consented to in writing by the Administrative Agent, the Bankruptcy Court’s retention of jurisdiction shall not govern the interpretation or enforcement of the Loan Documents or any rights or remedies related thereto.

Section 11.19. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.20. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, on the other hand, and the Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) the Administrative Agent has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent has advised or is currently advising the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and the Administrative Agent does not have any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and the Administrative Agent does not have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

Section 11.21. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

Section 11.22. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES.

Section 11.23. Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Loan Documents, and all Transaction Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Loan Party, the estate of each Loan Party, and any trustee, other estate representative or any successor in interest of any Loan Party in any Chapter 11 Case, if the Chapter 11 Cases have commenced, or any other case commenced under Chapter 11 of the Bankruptcy Code or any subsequent case commenced under Chapter 7 of the Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Administrative Agent and the Lenders and their respective assigns, transferees and endorsees. No Loan Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Administrative Agent and the Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Loan Party without the prior express written consent of the Administrative Agent and the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Loan Party, the Administrative Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

By:	/s/ Edward Orzetti
Name: Edward Orzetti
Title: Chief Executive Officer and President

KEYSTONE AUTOMOTIVE HOLDINGS, INC.

By:	/s/ Edward Orzetti
Name: Edward Orzetti
Title: Chief Executive Officer and President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Dennis Wilson
Name: Dennis Wilson
Title: Senior Vice President

BANK OF AMERICA, N.A., as a Lender, Swingline Lender and Issuing Bank

By:	/s/ Dennis Wilson
Name: Dennis Wilson
Title: Senior Vice President